As filed with the Securities and Exchange Commission on March 24, 2000

                    Registration Statement No. 33-__________

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------

                           FIRST MERCHANTS CORPORATION
             (Exact name of registrant as specified in its charter)

           INDIANA                                           35-1544218
  (State or other jurisdiction                             (I.R.S. Employer
 of incorporation or organization)                        Identification No.)

                                      6712
            (Primary Standard Industrial Classification Code Number)

                             200 East Jackson Street
                              Muncie, Indiana 47305
                                 (765) 747-1500
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                   ----------

   Larry R. Helms                                   With a copy to:
   Senior Vice President                            David R. Prechtel, Esq.
   First Merchants Corporation                      Bingham Summers Welsh &
   200 East Jackson Street                          Spilman, LLP
   Muncie, Indiana 47305                            2700 Market Tower
   (765) 747-1530                                   10 West Market Street
                                                    Indianapolis, Indiana  46204
                                                    (317) 635-8900

(Name, address,  including zip code,
and telephone number,  including area
code, of agent for service)

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in the accompanying Proxy Statement/Prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
Title of each class                Amount                      Proposed                   Proposed                  Amount of
of securities                       to be                   maximum offering          maximum aggregate            registration
to be registered                 registered                 price per unit(2)         offering price(2)                fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                      Up to
  no par value                 1,346,118 shares               $10.77804975              $14,508,526.77              $4,033.37

(1) This represents the maximum number of shares to be offered to Decatur Financial, Inc. shareholders.

(2) The maximum offering price is based on an estimate solely for the purpose of calculating the registration fee and has been calculated in accordance with Rule 457 (f)(2) on the basis of the book value on February 29, 2000 of the shares of common stock of Decatur Financial, Inc. to be cancelled in connection with the merger.

                                   ----------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             DECATUR FINANCIAL, INC.
                              520 North 13th Street
                                  P.O. Box 988
                             Decatur, Indiana 46733

                          NOTICE OF SPECIAL MEETING OF
                             SHAREHOLDERS TO BE HELD
                              ___________ __, 2000

     Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of the Shareholders of Decatur Financial, Inc., will be held on _________, _________, __, 2000, at _:__ p.m. local time, at
_________________ located at _________________, Decatur, Indiana 46733.

     The purposes of the Special Meeting are:

     1. To consider and vote upon the transactions contemplated by the Agreement of Reorganization and Merger dated January 20, 2000, between First Merchants Corporation and Decatur Financial, Inc. Pursuant to the Agreement, Decatur Financial, Inc. will be merged into First Merchants Corporation and Decatur Bank & Trust Company will become a wholly-owned subsidiary of First Merchants Corporation. The merger is more fully described in the accompanying Proxy Statement-Prospectus; and

     2. To transact such other business as may properly be presented at the Special Meeting.

     Holders of Decatur Financial, Inc. common stock of record at the close of business on __________, 2000, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     Shareholders of Decatur Financial, Inc. are entitled to assert dissenters' rights of appraisal in connection with the proposed merger under Chapter 44 of the Indiana Business Corporation Law, a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

     Whether or not you plan to attend the Special Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                        By Order of the Board of Directors


                                        Paul E. Strickler, Chairman of the Board
_____________, 2000
Decatur, Indiana

               PROSPECTUS OF FIRST MERCHANTS CORPORATION FOR UP TO
                        1,346,118 SHARES OF COMMON STOCK
                                       AND
                   PROXY STATEMENT OF DECATUR FINANCIAL, INC.
      FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ___________, 2000

     The Boards of Directors of First Merchants Corporation ("First Merchants") and Decatur Financial, Inc. ("Decatur Financial") have agreed to merge Decatur Financial with and into First Merchants. This Proxy Statement-Prospectus serves as a Prospectus with respect to a maximum of 1,346,118 shares of First Merchants common stock being offered to shareholders of Decatur Financial in connection with the proposed merger. This Proxy Statement-Prospectus constitutes the Proxy Statement of Decatur Financial in connection with the Special Meeting of Shareholders to be held on ___________, _________ __, 2000 for the purpose of voting on the merger.

     If Decatur Financial is merged into First Merchants, each share of Decatur Financial common stock held by you shall be converted into the right to receive, at your election, either (i) 9.13 shares of First Merchants common stock or (ii) $237.39 in cash. The amount of cash payable in connection with the merger is subject to various limitations and prorations. Under certain circumstances, an election to receive cash may be converted into an election to receive First Merchants common stock. In addition, the 9.13 to 1 conversion ratio is subject to adjustment under certain circumstances. These matters are described in greater detail in this Proxy Statement-Prospectus. First Merchants will pay cash for any fractional share interests resulting from the conversion ratio.

     The merger cannot be completed unless the shareholders of Decatur Financial approve it. Decatur Financial will hold a special meeting of its shareholders for that purpose. Your vote is very important. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

     The Special Meeting of the Shareholders of Decatur Financial will be held on _______ __, 2000 at _:__ p.m. local time, at _______________, _____________,
Decatur, Indiana 46733.

     This document provides you with detailed information about the Special Meeting and the proposed merger. We encourage you to read this entire document carefully. You can also get information about First Merchants from publicly available documents that First Merchants has filed with the Securities and Exchange Commission. Additionally, shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this Proxy Statement-Prospectus or determined if this Proxy
Statement-Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               Proxy Statement-Prospectus dated _________ __, 2000
            and first mailed to shareholders on __________ __, 2000.

This Proxy Statement-Prospectus incorporates important business and financial information about First Merchants that is not included in or delivered with this document. The information incorporated by reference is available without charge to each Decatur Financial shareholder upon written or oral request to Larry R. Helms, Senior Vice President and General Counsel, First Merchants Corporation, 200 East Jackson Street, Muncie Indiana 47305, (765) 747-1530. To obtain timely delivery, you should request such information by ______ __, 2000.


                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY ...................................................................    1
         The Companies ....................................................    1
         The Shareholders Meeting .........................................    1
         Record Date; Vote Required .......................................    2
         Reasons for the Merger ...........................................    2
         Recommendation to Shareholders ...................................    3
         The Merger .......................................................    3
         Exchange of Shares ...............................................    3
         Opinion of Financial Adviser .....................................    4
         What We Need to Do to Complete the Merger ........................    4
         Termination of the Merger ........................................    4
         Waiver and Amendment .............................................    5
         Accounting Treatment .............................................    5
         Regulatory Approvals .............................................    5
         Restrictions Placed on the Sale of First Merchants
                  Stock Issued to Certain Decatur Financial Shareholders .. 5 Comparative Rights of First Merchants Shareholders And Decatur
                  Financial Shareholders ..................................    5
         Stock Options ....................................................    6
         Dissenters' Rights ...............................................    6
         Certain Federal Income Tax Consequences ..........................    6
         Management and Operations After the Merger .......................    6
         Interests of Directors and Officers in the Merger that
                  are Different From Your Interests .......................    7
         Pro Forma Comparative Per Share Data .............................    7

SELECTED FINANCIAL DATA ...................................................    9

SPECIAL MEETING (Decatur Financial Shareholders) ..........................   16
         General Information ..............................................   16
         Matters To Be Considered .........................................   16
         Votes Required ...................................................   16
         Proxies ..........................................................   16
         Solicitation of Proxies ..........................................   17

         Recommendations ..................................................   17

MERGER ....................................................................   18
         Description of the Merger ........................................   18
         First Merchants' Reasons for the Merger ..........................   18
         Decatur Financial's Reasons for the Merger .......................   19
         Opinion of Financial Advisor .....................................   20
         Recommendation of the Board of Directors .........................   25
         Exchange of Decatur Financial Common Stock .......................   25
         Conversion Ratio Adjustment ......................................   26
         Rights of Dissenting Shareholders ................................   27
         Resale of First Merchants Common Stock by Decatur
            Financial Affiliates ..........................................   29
         Conditions to Consummation of the Merger .........................   29
         Termination; Waiver; Amendment ...................................   30
         Restrictions Affecting Decatur Financial .........................   31
         Regulatory Approvals .............................................   31
         Effective Date of the Merger .....................................   32
         Management After the Merger ......................................   33
         Interests of Certain Persons in the Merger .......................   33
         Stock Options ....................................................   34
         Accounting Treatment .............................................   34
         Registration Statement ...........................................   34

FEDERAL INCOME TAX CONSEQUENCES ...........................................   35

COMPARATIVE PER SHARE DATA ................................................   37
         Nature of Trading Market .........................................   37
         Dividends ........................................................   38

DESCRIPTION OF FIRST MERCHANTS ............................................   40
         Business .........................................................   40
         Acquisition Policy and Pending Transactions ......................   40
         Incorporation of Certain Information by Reference ................   41

DESCRIPTION OF DECATUR FINANCIAL ..........................................   42
         Business .........................................................   42
         Properties .......................................................   42
         Litigation .......................................................   42
         Employees ........................................................   42
         Management .......................................................   43
         Security Ownership of Certain Beneficial Owners and Management ...   44
         Certain Relationships and Related Transactions ...................   45

REGULATION AND SUPERVISION OF FIRST MERCHANTS,
DECATUR FINANCIAL AND SUBSIDIARIES ........................................   46
         Bank Holding Company Regulation ..................................   46
         Capital Adequacy Guidelines for Bank Holding Companies ...........   47
         Bank Regulation ..................................................   47
         Bank Capital Requirements ........................................   48
         FDICIA ...........................................................   48
         Deposit Insurance ................................................   49
         Brokered Deposits ................................................   50
         Interstate Banking And Branching .................................   50
         Financial Services Modernization Act .............................   50
         Additional Matters ...............................................   51

COMPARISON OF COMMON STOCK ................................................   52
         Governing Law ....................................................   52
         Authorized But Unissued Shares ...................................   52
         Preemptive Rights ................................................   53
         Dividend Rights ..................................................   53
         Voting Rights ....................................................   54
         Dissenters' Rights ...............................................   54
         Liquidation Rights ...............................................   55
         Assessment and Redemption ........................................   55
         Anti-Takeover Provisions .........................................   55
         Director Liability ...............................................   57

LEGAL OPINIONS ............................................................   58

EXPERTS ...................................................................   58

OTHER MATTERS .............................................................   58

WHERE YOU CAN FIND ADDITIONAL INFORMATION .................................   58

FORWARD LOOKING STATEMENTS ................................................   60

APPENDICES
         A.Agreement of Reorganization and Merger .........................  A-1
         B.Indiana Business Corporation Law, Chapter 44
           (Dissenters' Rights of Appraisal) ..............................  B-1
         C.Fairness Opinion of Renninger & Associates, LLC ................  C-1

                                     SUMMARY

This brief summary highlights selected information from the Proxy
Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read the entire Proxy
Statement-Prospectus and the other documents to which this document refers to understand the merger fully. See "Where You Can Find Additional Information" on page 58.

The Companies (pages 40 and 42)

First Merchants Corporation
200 East Jackson Street
Muncie, Indiana  47305
(765) 747-1500

First Merchants is a multi-bank holding company organized under the laws of the State of Indiana and headquartered in Muncie, Indiana. First Merchants has six banking subsidiaries; First Merchants Bank, National Association; First United Bank; The Madison Community Bank; The Union County National Bank of Liberty; The Randolph County Bank and The First National Bank of Portland. In addition, The Madison Community Bank owns First Merchants Insurance Services, Inc. See "DESCRIPTION OF FIRST MERCHANTS."

Decatur Financial, Inc.
520 North 13th Street
P.O. Box 988
Decatur, Indiana 46733
(219) 724-2157

Decatur Financial is a one bank holding company organized under the laws of the State of Indiana. Decatur Bank & Trust Company is a wholly-owned subsidiary of Decatur Financial. See "DESCRIPTION OF DECATUR FINANCIAL."

The Shareholders Meeting (page 16)

The Special Meeting of Shareholders of Decatur Financial will be held on ________ __, 2000, at _:__ p.m. local time, at _____________________,
_________________, Decatur, Indiana 46733. At the Special Meeting, Decatur Financial shareholders will be asked:

     1.   to approve the merger of Decatur Financial and First Merchants; and

     2. to act on any other items that may be submitted to a vote at the Special Meeting.

Record Date; Vote Required (page 16)

You can vote at the Special Meeting of Shareholders if you owned common stock of Decatur Financial at the close of business on _________ __, 2000. You can cast one vote for each share of stock you owned on that date. To approve the merger, the holders of a majority of the shares of Decatur Financial common stock outstanding must vote in its favor. You can vote your shares by attending the Special Meeting of Shareholders or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

Decatur Financial's executive officers, directors and their affiliates own of record or beneficially in the aggregate 59,513 shares or approximately 40% of the shares of Decatur Financial common stock outstanding. Each member of the Board of Directors of Decatur Financial as of January 20, 2000, the date the Agreement of Reorganization and Merger was executed, has agreed to cause all shares of Decatur Financial common stock owned by him of record or beneficially to be voted in favor of the merger. The members of the Decatur Financial Board of Directors as of January 20, 2000 own of record or beneficially 60,285 shares or approximately 41% of the shares of Decatur Financial common stock outstanding.

Reasons for the Merger (pages 18 and 19)

First Merchants. First Merchants' Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with Decatur Financial, including its respect for the ability and integrity of the Decatur Financial Board of Directors, management and staff. The Board believes that expanding First Merchants' operations in the areas Decatur Financial operates offers long term strategic benefits to First Merchants.

Decatur Financial. In considering the merger with First Merchants, the Board of Directors of Decatur Financial collected and evaluated a variety of economic, financial and market information regarding First Merchants and its subsidiaries, their respective businesses and First Merchants' reputation and future prospects. In the opinion of the Board of Directors of Decatur Financial, favorable factors included First Merchants' strong earnings and stock performance, its management, the compatibility of its markets to those of Decatur Financial and the attractiveness of First Merchants' offer from a financial perspective. Consideration was further given to the potential benefits of ownership of First Merchants common stock, which is traded in the over-the-counter market and reported on the NASDAQ National Market System, as compared to Decatur Financial common stock, which has no established public trading market. In addition, the Board of Directors considered the opinion of Renninger & Associates, LLC, the financial advisor to Decatur Financial, indicating that the consideration to be received by Decatur Financial's shareholders under the Agreement is fair from a financial perspective. The Board of Directors believes that the merger will have a positive, long-term impact on Decatur Bank & Trust Company's customers and employees and the communities served by Decatur Bank & Trust Company.

Recommendation to Shareholders (pages 17  and 25 )

The Board of Directors of Decatur Financial believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

The Merger (page 18)

We have attached the Agreement of Reorganization and Merger (the "Agreement") to this document as Appendix A. Please read the Agreement. It is the legal document that governs the merger.

Decatur Financial will merge with First Merchants and thereafter Decatur Financial will cease to exist. As a result of the merger, Decatur Bank & Trust Company will become a wholly-owned subsidiary of First Merchants. We hope to complete this merger in the second quarter of 2000.

Exchange of Shares (page 25)

As a Decatur Financial shareholder, each of your shares of Decatur Financial common stock will be converted into the right to receive, at your election, either (i) 9.13 shares of First Merchants common stock or (ii) $237.39 in cash. The amount of cash payable in connection with the merger is subject to various limitations and prorations. Under certain circumstances, an election to receive cash may be converted into an election to receive First Merchants common stock. In addition, the 9.13 to 1 conversion ratio is subject to adjustment under certain circumstances. Cash will be paid for fractional shares of First Merchants common stock resulting from the 9.13 to 1 conversion ratio.

You are being asked to complete the Election Form accompanying this Proxy Statement- Prospectus to elect to receive either 9.13 shares of First Merchants common stock or $237.39 in cash for each share of Decatur Financial common stock held by you. You may elect to receive cash for a portion of your shares and First Merchants stock for a portion of your shares. To be effective, your properly completed Election Form must be received by the Trust Department of First Merchants Bank, National Association by 5:00 p.m. local time on __________ __, 2000. If a properly completed Election Form is not timely received, you will be deemed to have elected to receive First Merchants stock in exchange for all of your shares of Decatur Financial common stock.

There is currently no established trading market for shares of Decatur Financial common stock. Shares of First Merchants common stock are traded in the over-the-counter market and are reported on the NASDAQ National Market System. The closing price of First Merchants common stock was $24.00 per share on January 20, 2000, the business day before the merger was publicly announced, and was $__________ per share on __________ __, 2000. Based on the conversion ratio of 9.13, the market value of the consideration to be received by Decatur Financial shareholders who elect to receive First Merchants stock in the merger for each share of Decatur Financial common stock would be $219.12 based on First Merchants' closing stock price on January 20, 2000 and $_______ based on First Merchants' closing stock price

On __________ __, 2000. Of course, the market price of First Merchants' shares will fluctuate prior to the merger, while the conversion ratio is fixed.

Opinion of Financial Adviser (page 20)

The Board of Directors of Decatur Financial has received the written opinion of Renninger & Associates, LLC dated January 20, 2000, that the terms of the merger are fair from a financial point of view to the shareholders of Decatur Financial. The opinion was updated as of the date of this Proxy
Statement-Prospectus. We have attached a copy of the opinion and update to this document as Appendix C.

What We Need to Do to Complete the Merger (page 29)

The completion of the merger depends on a number of conditions being met. In addition to our compliance with the Agreement, these conditions include among others:

     1.   approval of the Agreement by Decatur Financial shareholders;

     2.   approval of the merger by certain regulatory agencies; and

     3. the receipt of an opinion of counsel with respect to certain federal income tax matters.

Termination of the Merger (page 30)

The Agreement may be terminated before the merger becomes effective upon the occurrence of certain events, including among others:

     1.   a material misrepresentation or breach of the Agreement;

     2. a material adverse change in the financial condition of First Merchants since September 30, 1999 or Decatur Financial since November 30, 1999;

     3.   the failure of the merger to qualify as a tax-free reorganization;

     4.   the merger not having been completed by October 2, 2000;

     6. the average daily closing price of First Merchants common stock for a defined period before closing of the merger being less than $22.00 or greater than $30.00, subject to the right of the nonterminating party to preserve the Agreement by adjusting the conversion ratio;

     7. if Decatur Financial furnishes information or enters into discussions or negotiations with a third party relating to a proposed acquisition of Decatur Financial or Decatur Bank & Trust Company, if Decatur Financial fails to give First Merchants written notice of any such intention, or if Decatur Financial's

          Board of Directors withdraws or modifies its recommendation to Decatur Financial shareholders to vote for the merger following receipt of a proposal for an acquisition from a third party;

     8. if Decatur Financial's Board of Directors terminates the Agreement in the exercise of its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party; or

     9. if either party is unable to satisfy the conditions precedent to the merger (providing such party is not then in material breach of the Agreement).

If Decatur Financial terminates the Agreement in connection with an acquisition proposal by a third party pursuant to items 7 or 8 above, Decatur Financial has agreed to pay First Merchants the amount of $1,000,000 in liquidated damages.

Waiver and Amendment (page 30)

We can agree to amend the Agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, we may not do so after the Decatur Financial shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Decatur Financial shareholders.

Accounting Treatment (page 34)

The merger will be accounted for as a purchase transaction. As a result, Decatur Financial's assets and liabilities will be recorded by First Merchants at fair values.

Regulatory Approvals (page 31)

The merger must be approved by the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Indiana Department of Financial Institutions ("Indiana Department"). We have filed all of the required applications or notices with the Federal Reserve and the Indiana Department.

Restrictions Placed on the Sale of First Merchants Stock Issued to Certain Decatur Financial Shareholders (page 29)

Certain resale restrictions apply to the sale or transfer of the shares of First Merchants common stock issued to directors, executive officers and 10% shareholders of Decatur Financial in exchange for their shares of Decatur Financial common stock.

Comparative Rights of First Merchants Shareholders
And Decatur Financial Shareholders (page 52)

The rights of shareholders of First Merchants and Decatur Financial differ in some respects. Upon completion of the merger, Decatur Financial shareholders who receive First Merchants common stock will take such stock subject to its terms and conditions. The Articles of Incorporation of First Merchants contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of First Merchants by another corporation.

Stock Options (page 34)

Pursuant to the terms of the Agreement, Dennis A. Bieberich, the current President of Decatur Financial, is required to exercise all of his options to acquire shares of Decatur Financial common stock prior to the consummation of the merger.

Dissenters' Rights (page 27)

Indiana law permits you to dissent from the merger and have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Decatur Financial certain notices and not voting your shares in favor of the merger. You will not receive any stock in First Merchants if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Indiana law governing this process are attached to this document as Appendix B.

Certain Federal Income Tax Consequences (page 35)

Whether a gain or loss, for federal income tax purposes, will be recognized by you as a result of the merger will depend upon whether you elect to receive for your shares of Decatur Financial stock solely First Merchants stock, part First Merchants stock and part cash, or solely cash. In general, no gain or loss, for federal income tax purposes, will be recognized by you if you elect to receive only shares of First Merchants stock. However, gain or loss, for federal income tax purposes, will be recognized for cash payments received by you in lieu of fractional share interests resulting from the 9.13 to 1 conversion ratio. If you elect to receive part cash and part First Merchants stock for your shares, you will recognize gain only, for federal income tax purposes, and whether such gain is treated as a capital gain or dividend varies based on the circumstances. Gain or loss, for federal income tax purposes, will be recognized, however, with respect to cash payments received by you if you elect to solely receive cash. Gain or loss will also be recognized with respect to cash payments received by you if you perfect your dissenters' rights. You are urged to consult with your own tax advisors with respect to the tax consequences of the merger to you.

Our obligation to complete the merger is conditioned on our receipt of a legal opinion about the federal income tax consequences of the merger. The opinion will not, however, bind the Internal Revenue Service which could take a different view. Determining the actual tax consequences of the merger to you can be complicated.

Management and Operations After the Merger (page 33)

Decatur Financial's corporate existence will cease after the merger. Accordingly, directors and officers of Decatur Financial will not serve in such capacities after the effective date of the merger. The directors and officers of Decatur Bank & Trust Company will continue in their respective positions after the merger, subject to certain restrictions.

Interests of Directors and Officers in the Merger that are Different From Your Interests (page 33)

Some of Decatur Financial's directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders of Decatur Financial. These interests exist because of agreements that the Decatur Financial directors and officers have with First Merchants, including the following.

When we complete the merger, Dennis A. Bieberich, the current President of Decatur Financial, will be nominated for election as a director of First Merchants to serve for three years following the merger. The officers and directors of Decatur Financial will remain officers and directors of Decatur Bank & Trust Company, subject to certain restrictions.

The members of the Decatur Financial Board of Directors knew about these additional interests, and considered them, when they approved the Agreement.

Pro Forma Comparative Per Share Data

The following tables show information about Decatur Financial's and First Merchants' income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). The comparative pro forma information has been presented assuming the merger has occurred. The pro forma information reflects the "purchase" method of accounting.

The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the conversion ratio of 9.13. The pro forma information, while helpful in illustrating the financial characteristics of the new company under two sets of assumptions, does not attempt to predict or suggest future results.

The information in the following table is based on historical financial information of Decatur Financial not included in this document and historical financial information of First Merchants which it has presented in its prior Securities and Exchange Commission filings. The historical financial information of First Merchants has been incorporated into this document by reference. See "Where You Can Find Additional Information" on page 58.

                      FIRST MERCHANTS AND DECATUR FINANCIAL
                     HISTORICAL AND PRO FORMA PER SHARE DATA

                                                             First Merchants                          Decatur Financial
                                               ------------------------------------------- -----------------------------------------
                                               Historical               Pro Forma          Historical          Equivalent
                                               ----------  ------------------------------- ---------- ------------------------------
                                                           Assumption A(1) Assumption B(2)           Assumption A(1) Assumption B(2)
                                                           --------------  --------------            --------------  ---------------
Net income per share
     Twelve months ended December 31, 1999
         Basic ...............................  $  1.59       $  1.48        $  1.50        $ 13.08       $ 13.52       $ 13.70

         Diluted .............................     1.58          1.47           1.49          13.07         13.42         13.60

Cash dividends per share
     Twelve months ended December 31, 1999 ...  $   .84       $   .80        $   .81        $  4.00       $  7.30       $  7.40

Book value per share
      At December 31, 1999 ...................  $ 11.55       $ 12.95        $ 12.43        $ 99.67       $118.23       $113.49


----------
     (1) See Note (1) in "Notes to Pro Forma Summary of Selected Financial Data" on page 15.

     (2) See Note (2) in "Notes to Pro Forma Summary of Selected Financial Data" on page 15.

                             Selected Financial Data

The following tables show summarized historical financial data for each of Decatur Financial and First Merchants and also show similar pro forma information reflecting the merger. The pro forma information reflects the "purchase" method of accounting, with Decatur Financial's assets and liabilities recorded at fair values.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under two sets of assumptions, does not take into account these expected expenses or these anticipated financial benefits, or otherwise attempt to predict or suggest future results.

The information in the following tables is based on historical financial information of Decatur Financial not included in this document and historical financial information of First Merchants that it has presented in its prior Securities and Exchange Commission filings. The historical information of First Merchants has been incorporated into this document by reference. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 58.

                                 FIRST MERCHANTS
               FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL
                   DATA (1) (Dollars in Thousands, Except Per
                                 Share Amounts)


                                                                              For the Years Ended December 31
                                                     ------------------------------------------------------------------------------
                                                          1999             1998            1997              1996             1995
                                                          ----             ----            ----              ----             ----
          Summary of Operations
Interest income - tax equivalent                     $  103,411       $   96,928       $   90,795       $   82,565       $   75,831
Interest expense                                         46,898           44,465           41,392           37,134           34,510
                                                     ----------       ----------       ----------       ----------       ----------
Net interest income- tax equivalent                      56,513           52,463           49,403           45,431           41,321
Tax equivalent adjustment                                 2,948            2,767            2,611            2,312            2,243
                                                     ----------       ----------       ----------       ----------       ----------
Net interest income                                      53,565           49,696           46,792           43,119           39,078
Provision for loan losses                                 2,241            2,372            1,735            1,790            1,543
Noninterest income                                       14,573           12,880           10,146            9,317            8,188
Noninterest expense                                      36,710           32,741           30,016           27,596           25,585
                                                     ----------       ----------       ----------       ----------       ----------
Net income before income tax                             29,187           27,463           25,187           23,050           20,138
Income tax expense                                       10,099            9,556            8,704            8,006            6,905
                                                     ----------       ----------       ----------       ----------       ----------
Net Income                                           $   19,088       $   17,907       $   16,483       $   15,044       $   13,233
                                                     ==========       ==========       ==========       ==========       ==========

           Per Share Data(2)
Net income
         Basic                                       $     1.59       $     1.50       $     1.40       $     1.29       $     1.15
         Diluted                                           1.58             1.48             1.38             1.27             1.14
Cash dividends(3)                                          0.84             0.77             0.69             0.59             0.51

           Balances End of Period
Total assets                                         $1,474,048       $1,362,527       $1,181,359       $1,112,672       $1,037,509
Total loans                                             998,895          890,356          838,658          744,474          621,539
Total deposits                                        1,147,203        1,085,952          976,972          918,876          862,023
Securities sold under repurchase
 agreements (long-term portion)                          35,000           48,836             --               --               --
Federal home loan bank advances                          73,514           47,067           25,500           10,150            9,000
Stockholders' equity                                    126,296          153,891          141,794          130,250          121,339

                                                                              For the Years Ended December 31
                                                     ------------------------------------------------------------------------------
                                                          1999             1998            1997              1996             1995
                                                          ----             ----            ----              ----             ----
  Selected Ratios
Return on average assets                                   1.37%            1.43%            1.43%            1.39%            1.34%
Return on average equity                                  12.75            12.09            12.12            11.95            11.44

----------
(1) On April 1, 1999, First Merchants issued 1,098,795 shares of its common stock in exchange for all of the outstanding shares of Jay Financial Corporation, Portland, Indiana. On April 21, 1999, First Merchants issued 810,642 shares of its common stock in exchange for all of the outstanding shares of Anderson Community Bank, Anderson, Indiana. On August 1, 1996, First Merchants issued 1,414,028 shares of its common stock in exchange for all of the outstanding shares of Union National Bancorp, Liberty, Indiana. On October 2, 1996, First Merchants issued 848,558 shares of its common stock in exchange for all of the outstanding shares of Randolph County Bancorp, Winchester, Indiana. All of such transactions were accounted for under the pooling-of-interests method of accounting. The financial information for First Merchants presented above has been restated to reflect these poolings-of-interests and reports the financial condition and results of operations as though First Merchants had been combined with Jay Financial Corporation, Anderson Community Bank, Union National Bancorp and Randolph County Bancorp as of January 1, 1995.

(2)  Restated for 3-for-2 stock splits effected October 1995 and 1998.

(3) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                DECATUR FINANCIAL
             FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
                (Dollars in Thousands, Except Per Share Amounts)

                                                                               For the Years Ended December 31
                                                          ------------------------------------------------------------------------
                                                            1999            1998            1997            1996            1995
                                                            ----            ----            ----            ----            ----
          Summary of Operations
Interest income - tax equivalent                          $  9,817        $  9,443        $  8,790        $  8,293        $  7,645
Interest expense                                             4,030           4,071           3,876           3,721           3,451
                                                          --------        --------        --------        --------        --------
Net interest income- tax equivalent                          5,787           5,372           4,914           4,572           4,194
Tax equivalent adjustment                                    1,005             817             542             577             566
                                                          --------        --------        --------        --------        --------
Net interest income                                          4,782           4,555           4,372           3,995           3,628
Provision for loan losses                                       50             230             170             105             170
Noninterest income                                             939           1,025             759             500             460
Noninterest expense                                          2,880           2,659           2,423           2,202           1,968
                                                          --------        --------        --------        --------        --------
Net income before income tax                                 2,791           2,691           2,538           2,188           1,950
Income tax expense                                             928             933             902             760             674
                                                          --------        --------        --------        --------        --------
Net Income                                                $  1,863        $  1,758        $  1,636        $  1,428        $  1,276
                                                          ========        ========        ========        ========        ========

          Per Share Data
Net income
         Basic                                            $  13.08        $  12.34        $  11.48        $  10.03        $   8.96
         Diluted                                             13.07           12.34           11.48           10.03            8.96
Cash dividends                                                4.00            3.65            3.11            2.75            2.50

 Balances End of Period
Total assets                                              $128,140        $120,308        $113,228        $106,255        $104,473
Total loans                                                 86,407          80,453          78,171          72,024          62,572
Total deposits                                             109,955          99,961          94,636          82,714          81,672
Securities sold under repurchase
         agreements (long-term portion)
                                                          --------        --------        --------        --------        --------
Federal home loan bank advances                              1,900           4,500           2,500           2,500           2,500
Stockholders' equity                                        14,253          13,181          11,880          10,622           9,581

                                                                               For the Years Ended December 31
                                                          ------------------------------------------------------------------------
                                                            1999            1998            1997            1996            1995
                                                            ----            ----            ----            ----            ----
          Selected Ratios
Return on average assets                                     1.50%           1.51%           1.51%           1.38%           1.33%

Return on average equity                                     13.58           14.03           14.35           13.98           14.11

                                 FIRST MERCHANTS
                  PRO FORMA SUMMARY OF SELECTED FINANCIAL DATA
                (Dollars In Thousands, Except Per Share Amounts)


                                                     For The Year Ended
                                                      December 31, 1999
                                                      -----------------
                                            Assumption A(1)     Assumption B(2)
                                            ---------------     ---------------
        Summary of Operations
Interest income - tax equivalent              $  113,157          $  112,282
Interest expense                                  50,923              50,923
                                              ----------          ----------
Net interest income - tax equivalent              62,234              61,359
Tax equivalent adjustment                          3,953               3,953
                                              ----------          ----------
Net interest income                               58,281              57,406
Provision for loan losses                          2,291               2,291
Noninterest income                                15,512              15,512
Noninterest expense                               40,761              40,821
                                              ----------          ----------
Net income before income tax                      30,741              29,806
Income tax expense                                11,000              10,645
                                              ----------          ----------
Net income                                    $   19,741          $   19,161
                                              ==========          ==========

        Per Share Data
Net income
      Basic                                   $     1.48          $     1.50
      Diluted                                       1.47                1.49
Cash dividends                                      0.80                0.81

        Balances End of Period
Total assets                                  $1,620,244          $1,621,149
Total loans                                    1,085,769           1,085,769
Total deposits                                 1,257,193           1,257,193
Securities sold under repurchase
   agreements (long-term portion)                 35,000              35,000
Federal home loan bank advances                   75,414              75,414
Stockholders' equity                             159,032             145,938

        Selected Ratios
Return on average assets                            1.28%               1.24%
Return on average equity                           10.82               11.31

----------

Notes to Pro Forma Summary of Selected Financial Data appear on the following page.

              NOTES TO PRO FORMA SUMMARY OF SELECTED FINANCIAL DATA
                (Dollars in Thousands, Except Per Share Amounts)

(1) Assumption A -- Issuance of 1,346,118 shares of First Merchants common stock:

Assumes 147,439 (100%) shares of Decatur Financial common stock become subject to Option 1 elections and no shares become subject to Option 2 elections. The average of the mid point between the bid and ask prices of First Merchants common stock as reported in The Wall Street Journal (Midwest Edition) during the ten (10) NASDAQ trading days ending on January 21, 2000 was as less than $30.00 per share and greater than $22.00 per share. Accordingly, it has been assumed that no adjustment to the conversion ratio would be required and 9.13 shares of First Merchants common stock would be issued for each share of Decatur Financial common stock subject to Option 1 elections. Using this assumption, no cash payments would be made to shareholders of Decatur Financial except to the extent cash payments are made in lieu of the issuance of fractional shares resulting from the 9.13 to 1 conversion ratio. The increase to First Merchants' shareholders' equity would be as follows:

     Common stock (1,346,118 shares at stated value of $.125 per share) ..        $   168
     Capital surplus (1,346,118 shares at $24.19375 per share) ...........         32,568
              Total stock issued (1,346,118 shares at
                $24.31875 per share) .....................................         32,736

     Cash price ..........................................................              0
     Estimated reorganization expenses ...................................              0
                                                                                  -------

              Total purchase price .......................................        $32,736
                                                                                  =======

(2) Assumption B - Issuance of 807,667 shares of First Merchants common stock:

Assumes 88,463 (60%) shares of Decatur Financial common stock become subject to Option 1 elections and 58,976 (40%) shares become subject to Option 2 elections. The average of the mid point between the bid and ask prices of First Merchants common stock as reported in The Wall Street Journal (Midwest Edition) during the ten (10) NASDAQ trading days ending on January 21, 2000 was less than $30.00 per share and greater than $22.00 per share. Accordingly, it has been assumed that no adjustment to the conversion ratio would be required and 9.13 shares of First Merchants common stock would be issued for each share of Decatur Financial common stock subject to Option 1 elections and $237.39 cash is issued for each share of Decatur Financial common stock subject to Option 2 elections. The increase to First Merchants' shareholders' equity would be as follows:

     Common stock (807,667 shares at stated value of $.125 per share) ....        $   101
     Capital surplus (807,667 shares at $24.19375 per share) .............         19,540
              Total stock issued (807,667 shares at
                $24.31875 per share) .....................................         19,641
     Cash price:
              58,976 Decatur Financial shares at $237.39 per share .......         14,000
     Estimated reorganization expenses ...................................           0
                                                                                  -------

                       Total purchase price ..............................        $33,641
                                                                                  =======

                                 SPECIAL MEETING

                       Special Meeting of Shareholders of
                             Decatur Financial, Inc.

General Information

This Proxy Statement-Prospectus is furnished to the shareholders of Decatur Financial, Inc. ("Decatur Financial") in connection with the solicitation by the Board of Directors of Decatur Financial of proxies for use at the Special Meeting of Shareholders to be held on _________, _______ __, 2000, at _:__ p.m., local time, at ______________, ________________, Decatur, Indiana 46733. This
Proxy Statement-Prospectus is first being mailed to Decatur Financial shareholders on _________ __, 2000.

Matters To Be Considered

The purpose of the Special Meeting is to consider and vote upon an Agreement of Reorganization and Merger (the "Agreement"), dated January 20, 2000, by and between First Merchants Corporation ("First Merchants") and Decatur Financial. Pursuant to the Agreement, Decatur Financial will merge with and into First Merchants and Decatur Bank & Trust Company will become a wholly-owned subsidiary of First Merchants.

Votes Required

Approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of Decatur Financial common stock. Only holders of record of Decatur Financial common stock at the close of business on __________ __, 2000, are entitled to notice of, and to vote at, the Special Meeting. Decatur Financial had _______ shares of common stock issued and outstanding on the record date, which shares were held of record by approximately 400 shareholders. Each share of Decatur Financial common stock is entitled to one vote.

Decatur Financial's executive officers, directors and their affiliates own of record or beneficially in the aggregate 59,513 shares or approximately 40% of the shares of Decatur Financial common stock outstanding. Each member of the Board of Directors of Decatur Financial as of January 20, 2000, the date the Agreement was executed, has agreed to cause all shares of Decatur Financial common stock owned by him of record or beneficially to be voted in favor of the merger. The members of the Decatur Financial Board of Directors as of January 20, 2000 own of record or beneficially 60,285 shares or approximately 41% of the shares of Decatur Financial common stock outstanding.

Proxies

The shares represented by proxies properly signed and returned will be voted at the Special Meeting. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement-Prospectus and in accordance with the judgment of the persons named as proxies with respect to any other matter which may properly come before the Special Meeting. Any shareholder giving a proxy has the right to revoke it before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Special Meeting. Revocation may be made by a later dated proxy delivered to Decatur Financial; by written notice sent to the Secretary of Decatur Financial at 520 North 13th Street, P.O. Box 988, Decatur, Indiana 46733; or by personal oral or written request at the Special Meeting. To be effective, any revocation must be received before the proxy is exercised.

Because approval of the Agreement and the merger of Decatur Financial into First Merchants requires the affirmative vote of a majority of the outstanding shares of Decatur Financial common stock, abstentions and broker non-votes will have the same effect as voting against approval of the Agreement. Accordingly, the Decatur Financial Board urges the Decatur Financial shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

Solicitation of Proxies

The cost of soliciting proxies will be borne by Decatur Financial. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of Decatur Financial, who will not be specially compensated for such soliciting. In soliciting proxies, the directors, officers and employees of Decatur Financial have no authority to make any representations and warranties about the merger or the Agreement in addition to or contrary to the provisions stated in this Proxy Statement-Prospectus. No statement made by a director, officer or employee of Decatur Financial regarding the merger or the Agreement should be relied upon except as expressly stated in this Proxy Statement-Prospectus.

Recommendations

The Decatur Financial Board has unanimously approved the Agreement and the transactions contemplated thereby. The Board believes that the merger is in the best interests of Decatur Financial and its shareholders. The Board unanimously recommends that the Decatur Financial shareholders vote "FOR" the Agreement and the transactions contemplated thereby. See "MERGER - Decatur Financial's Reasons for the Merger - Recommendation of the Board of Directors."

                                     MERGER

The following summary of certain aspects of the Agreement does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached to this Proxy Statement-Prospectus as Appendix A and is incorporated into this Proxy Statement-Prospectus by reference.

Description of the Merger

Under the terms of the Agreement, Decatur Financial will merge with and into First Merchants and the separate corporate existence of Decatur Financial will cease. As a result, Decatur Bank & Trust Company (the "Bank") will become a wholly-owned subsidiary of First Merchants. It is the present intention of First Merchants to continue to operate the Bank as a subsidiary after the effective date of the merger.

First Merchants' Reasons for the Merger

In adopting the Agreement and the merger, the First Merchants Board considered a number of factors concerning First Merchants' benefits of the merger. Without assigning any relative or specific weights to the factors, the First Merchants Board considered the following material factors:

     1. First Merchants' respect for the ability and integrity of the Decatur Financial Board of Directors, management, and staff, and their affiliates and First Merchants' belief that expanding its operations in the areas served by Decatur Financial offers important long range strategic benefits to First Merchants;

     2. a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of Decatur Financial on a historical, prospective, and pro forma basis in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the market in which Decatur Financial operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of First Merchants' due diligence review of Decatur Financial; and

     3. a variety of factors affecting and relating to the overall strategic focus of First Merchants, including First Merchants' desire to expand into contiguous markets.

Decatur Financial's Reasons for the Merger

     Among other items considered by the Decatur Financial Board of Directors in evaluating whether to remain independent or whether to pursue a merger with First Merchants were the following factors:

     1. the prospects of Decatur Financial and First Merchants, as separate institutions and as combined;

     2. the compatibility of First Merchants' subsidiary banks' markets to that of Decatur Financial's market;

     3. the anticipated tax-free nature of the merger to the shareholders of Decatur Financial receiving solely First Merchants common stock in exchange for their shares of Decatur Financial common stock;

     4. the possibility of increased liquidity through ownership of First Merchants common stock as compared to Decatur Financial common stock because First Merchants common stock is traded in the over-the-counter market and share prices are reported on the NASDAQ National Market System;

     5. the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both;

     6.   regulatory requirements;

     7. relevant price information involving recent comparable bank acquisitions which occurred in the Midwest United States;

     8. First Merchants' intention to operate the Bank as a wholly-owned subsidiary of First Merchants;

     9. an analysis of alternatives to Decatur Financial merging with First Merchants, including other potential acquirors; and

     10. the opinion of Renninger & Associates, LLC indicating that the consideration to be received by Decatur Financial's shareholders under the Agreement is fair from a financial perspective.

     The Board of Directors of Decatur Financial also considered the impact of the merger on Decatur Financial's and the Bank's customers and employees and the communities served by the Bank. First Merchants' historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of the Bank's employees within First Merchants or one of its subsidiaries. The Board of Directors of Decatur Financial examined First Merchants' continuing commitment to the communities served by the institutions previously acquired by

First Merchants. Further from the standpoint of the Bank's customers, it was anticipated that more products and services would become available because of First Merchants' greater resources.

     Based upon the foregoing factors, the Board of Directors of Decatur Financial concluded that it was advantageous to merge with First Merchants. The importance of the various factors relative to one another cannot be precisely determined or measured.

Opinion of Financial Advisor

     On October 15, 1999, Renninger & Associates, LLC ("Renninger") was engaged by Decatur Financial to assess its strategic alternatives and to pursue an affiliation with selected financial institutions. The scope of these services included, in the event of an affiliation with another financial institution, the negotiation of the transaction structure and the negotiation of the financial and non-financial terms of the transaction. In addition, in the event of an affiliation with another financial institution, Renninger was engaged to render an opinion as to the fairness of the consideration to be received by shareholders of Decatur Financial, from a financial point of view. Prior to this engagement, Renninger assisted Decatur Financial in initiating, negotiating and consummating its 1999 acquisition of a bank branch for which Renninger was paid $15,000.

     Renninger is a recognized specialist in the area of bank and thrift mergers and acquisition, branch acquisition and divestiture, stock valuation, capital management, and other financial advisory services. Prior to forming Renninger, the principal was vice president of investment banking for two regional brokerage firms after having served as chief financial officer of a $350 million community bank and as an auditor with a Big 5 and later a large regional CPA firm. Renninger does not have an ownership interest in Decatur Financial or First Merchants. Renninger was selected to advise Decatur Financial's Board of Directors based upon its familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

     Renninger acted as financial advisor to Decatur Financial in connection with the merger and participated in the negotiations leading to the Agreement. Renninger also performed certain analyses described herein and presented the range of values for Decatur Financial resulting from such analyses to the Board of Directors of Decatur Financial in connection with its advice as to the fairness of the consideration to be paid by First Merchants. The amount of consideration payable to Decatur Financial shareholders in connection with the merger was determined by Decatur Financial through arm's length negotiations with First Merchants.

     A Fairness Opinion of Renninger was delivered to the Board of Directors of Decatur Financial on January 20, 2000, at a meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, and the update are attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety.

     In arriving at its Fairness Opinion, Renninger reviewed certain publicly available business and financial information relating to Decatur Financial and First Merchants. Renninger considered certain financial and stock market data of Decatur Financial and First Merchants, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the State of Indiana and contiguous states that had recently been effected. Renninger also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Renninger did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Renninger were based on assumptions believed by Renninger to be reasonable and to reflect currently available information. Renninger did not make an independent evaluation or appraisal of the assets of Decatur Financial or First Merchants. Renninger took into consideration the results of the solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with Decatur Financial. Renninger reviewed the correspondence and information received from interested financial institutions that were contacted. Renninger reviewed all offers received with Decatur Financial's Board of Directors.

     As part of preparing this updated Fairness Opinion, Renninger performed a due diligence review of First Merchants as of January 20, 2000. As part of the due diligence, Renninger reviewed the following items: minutes of the meetings of the Board of Directors of First Merchants for 1998 and through December, 1999; the most recent regulatory reports of examination of First Merchants (commenced July 6, 1998) and First Merchants Bank, National Association (commenced February 23, 1999); December 31, 1996, 1997, and 1998 audited annual reports; Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999; the Bank Holding Company Performance Report for June 30, 1999; the 1999 Third Party Loan Reports for each banking affiliate of First Merchants and various other asset quality related reports; and the most recent Allowance for Loan and Lease Loss analysis reports for First Merchants and each affiliate bank as of September 30, 1999.

     Renninger reviewed and analyzed the historical performance of Decatur Financial and Decatur Financial's wholly-owned subsidiary, Decatur Bank & Trust Company (the "Bank"), contained in: audited Annual Reports and financial statements dated December 31, 1996, 1997 and 1998 of Decatur Financial; the March 31, 1999, June 30, 1999 and September 30, 1999 Consolidated Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation; June 30, 1999 Uniform Bank Performance Reports of the Bank; historical common stock trading activity of Decatur Financial; and the premises and other fixed assets. Renninger reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, Renninger took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Decatur Financial's Board of Directors, Renninger performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by Renninger in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Renninger believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Renninger made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Decatur Financial's or First Merchants' control. The analyses performed by Renninger are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     Acquisition Comparison Analysis: In performing this analysis, Renninger reviewed all bank acquisition transactions involving sellers in the State of Indiana and contiguous states announced between January, 1997 and August, 1999 which had assets between $50 million and $200 million. Of the 39 bank acquisition transactions meeting this criteria, detailed financial information was available for 32. The purpose of the analysis was to obtain an evaluation range based on these bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Decatur Financial. The median multiples of tangible book value and earnings for these comparable transactions were 2.45X and 19.82X, respectively. These multiples, when applied to the Company's tangible book value and earnings as of and for the year ending December 31, 1999 (as adjusted for outstanding stock options), suggest Decatur Financial shares would be valued at $242.23 on a tangible book value basis and $250.20 on an earnings basis.

     Adjusted Net Asset Value Analysis: Renninger reviewed Decatur Financial's balance sheet data to determine the amount of material adjustments required to stockholders' equity based on differences between the market value of assets and the value reflected on the Company's financial statements. Renninger determined that the only material adjustment relates to the core deposit intangible value inherent in the Company's relatively low-rate deposit base. Equity would be increased $2,465,000 to reflect the after-tax value of recording such an intangible asset. The aggregate adjusted net asset value of the Company would be $17,186,000 or $116.56 per share of Decatur Financial common shares (adjusted to reflect the exercise of outstanding stock options) as of December 31, 1999.

     Discounted Earnings Analysis: A dividend discount analysis was performed by Renninger pursuant to which a range of values of Decatur Financial was determined by adding (i) the present value of estimated future dividend streams that Decatur Financial could generate over a five-year period and (ii) the present value of the "terminal value" of Decatur Financial's earnings at the end of the fifth year. The "terminal value" of earnings at the end of the five-year period was determined by applying a multiple of 19.82 times the projected terminal year's earnings. The 19.82 multiple represents the median price paid as a multiple of earnings for the thirty-two comparable bank transactions discussed above.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Decatur Financial's common stock. The projection assumed an annual asset growth rate of 5.0%, a return on assets of 1.50%, and a dividend pay-out ratio equal to 50.0% throughout the analysis. The aggregate value of Decatur Financial, determined by adding the present value of the total cash flows, was $30,377,000 or $206.03 per share.

     Specific Acquisition Analysis: Renninger valued Decatur Financial based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer as to price, current interest rates and amortization of the premium paid. This analysis was based on a 60% stock / 40% cash transaction, funding cost of 7.0% adjusted for taxes, amortization of tax deductible core deposit intangible (assumed to equal 8.0% of deposits) over eight years, amortization of non-deductible goodwill over fifteen years and a projected December 31, 1999 earnings level of $1,900,000. This analysis assumed a potential acquirer would attain non-interest expense reductions and revenue enhancements totaling $283,000 on an after-tax basis. Based on this analysis, which assumes the acquiring institution is willing to accept no impact to their consolidated net income, such an acquirer would pay in aggregate $24,843,000 or $168.50 per share of Decatur Financial common stock. The same analysis was performed assuming a "cash break-even" scenario. Based on this analysis, which assumes the acquiring institution is willing to accept no impact to their consolidated cash flow, such an acquirer would pay in aggregate $35,238,000 or $239.00 per share of Decatur Financial common stock.

     Pro Forma Merger Analysis: Renninger compared the historical performance of Decatur Financial to that of First Merchants and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Decatur Financial and First Merchants to the income statement and balance sheet of the pro forma combined company was analyzed.

     The effect of the affiliation on the historical and pro forma financial data of Decatur Financial was prepared and analyzed. Decatur Financial's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

     The Agreement provides that, in the proposed transaction, Decatur Financial shareholders are entitled to receive in exchange for each share held, and at their election, either (I) 9.13 shares of First Merchants' common stock; or (II) $237.39 in cash; or (III) a combination of both, within certain limitations. The cash portion of the transaction is limited to $14 million, in order to preserve the opportunity for a tax-free exchange for shareholders electing to receive shares.

     If all shareholders elect to receive shares, an aggregate of 1,346,118 First Merchants common shares will be issued in exchange for all 147,439 Company common shares currently outstanding and available under options. Based on recent trading activity as reported on the National Association of Securities Dealers Automated Quotation System, First Merchants' shares have traded at approximately $24.00. At that price, the proposed consideration to be received represents an aggregate value of $32,306,834 or $219.12 per Company common share. This valuation represents a multiple of December 31, 1999 tangible book value (adjusted to reflect the exercise of outstanding options) of 2.22X and a multiple of 1999 net income of 17.34X.

     The fixed cash price of $237.39 implies a $26.00 value of First Merchant's shares. If the maximum number of Decatur shares are exchanged for cash, an aggregate of 807,667 First Merchants common shares will be issued and the aggregate value of the transaction will be $33,384,320. This valuation represents a multiple of December 31, 1999 tangible book value (adjusted to reflect the exercise of outstanding options) of 2.29X and a multiple of 1999 net income of 17.92X.

     Renninger also considered the pro forma impact of the proposed transaction on the Company's shareholders from the perspective of tangible book value, earnings and dividends. Decatur Financial shareholders electing to accept First Merchants' stock are expected to achieve tangible book value accretion of 2.9%, earnings accretion of 13.2% and a 101% increase in dividends (based on recent dividend payments).

     The Fairness Opinion is directed only to the question of whether the consideration to be received by Decatur Financial's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Decatur Financial shareholder to vote in favor of the affiliation. No limitations were imposed on Renninger regarding the scope of its investigation or otherwise by Decatur Financial.

     Based on the results of the various analyses described above, Renninger concluded that the consideration to be received by Decatur Financial's shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Decatur Financial.

     Renninger's compensation for all services performed in connection with the sale of Decatur Financial and for the rendering of the Fairness Opinion is based on the value of the merger, which varies with First Merchants' share price upon consummation of the merger and the mix of cash and shares of First Merchants common stock received by Decatur Financial shareholders. In connection with the sale of Decatur Financial, Renninger has received a consulting fee of $20,000 paid upon engagement by Decatur Financial and an additional fee of $80,000 paid upon execution of the Agreement. In addition to such fees, Renninger will receive a contingent fee equal to (i) 0.50% of the first $33,000,000 of the consideration for the merger and (ii) 5.00% of the consideration for the merger in excess of $33,000,000, to be paid upon consummation of the merger. In the event that all Decatur Financial shareholders elect to receive First Merchants shares valued at $24.00 per share, the closing price of First Merchants common stock on January 20, 2000, the business day immediately preceding the public announcement of the merger, the merger would be valued at $32.3 million and Renninger would receive total fees of approximately $261,500 for his services to Decatur Financial. In the event that all Decatur Financial shareholders elect to receive First Merchants shares valued at $______ per share, the closing price of First Merchants common stock on _____________, 2000, the merger would be valued at $____ million and Renninger would receive total fees of approximately $__________ for his services to Decatur Financial.

     In addition to the above fees, Decatur Financial has agreed to indemnify Renninger and its directors, officers and employees, from liability in connection with the transaction, and to hold Renninger harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Renninger's acts or decisions made in good faith and in the best interest of Decatur Financial.

Recommendation of the Board of Directors

     The Board of Directors of Decatur Financial has carefully considered and unanimously approved the Agreement and unanimously recommends to the Decatur Financial shareholders that they approve the Agreement.

Exchange of Decatur Financial Common Stock

     Under the terms of the Agreement, as of the effective date of the merger, each outstanding share of Decatur Financial common stock, other than shares as to which dissenters' rights have been exercised, will be converted into the right to receive, at the election of the holder thereof, either (i) 9.13 shares of First Merchants common stock ("Option 1") or (ii) $237.39 in cash ("Option 2"). The conversion ratio is subject to adjustment under certain circumstances. See "MERGER - Conversion Ratio Adjustment."

     An Election Form is being mailed to all Decatur Financial shareholders along with this Proxy Statement-Prospectus and is to be used by Decatur Financial shareholders to elect either Option 1 or Option 2 for shares of Decatur Financial common stock held by them. A Decatur Financial shareholder may elect Option 1 for all or a portion of the shares owned and/or Option 2 for all or a portion of the shares owned. To be effective, the properly completed Election Form must be received by the Trust Department of First Merchants Bank, National Association by 5:00 p.m. local time on ___________ __, 2000. Shares of Decatur Financial common stock for which a properly completed Election Form is not timely received will be treated as if the shareholder elected Option 1 for all shares owned.

     In the event (i) the number of shares of Decatur Financial common stock covered by Option 2 elections would otherwise entitle Decatur Financial shareholders to receive more than $14 million in cash or (ii) the merger would not satisfy the "continuity of interest" rule applicable to tax-free reorganizations under the Internal Revenue Code of 1986, as amended (the "Continuity of Interest Rule") due to the amount of cash that would otherwise be issuable in connection with the merger, certain of the Option 2 elections of the holders of Decatur Financial shares shall be eliminated and converted into Option 1 elections. This will be accomplished by first eliminating and converting the election which covers the smallest number of Decatur Financial shares, and then eliminating and converting the election which covers the next smallest number of shares and continuing this process until the total remaining number of Decatur Financial shares covered by Option 2 elections is such that the merger will result in cash payments of no more than $14 million and will satisfy the Continuity of Interest Rule.

     The Election Form will allow a Decatur Financial shareholder to elect Option 1 if there is an oversubscription in Option 2. Such elections shall be the first shares reallocated, regardless of the number of shares, in the event of an oversubscription as described above.

     No fractional shares of First Merchants common stock will be issued to Decatur Financial shareholders. Each shareholder who otherwise would be entitled to a fractional interest in a First Merchants share as a result of the 9.13 to 1 conversion ratio will, upon surrender of all of the shareholder's certificates, promptly receive cash for the fractional interest. The price of the fractional interest will equal the average of the mid-point between the bid and ask prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten (10) NASDAQ trading days preceding the fifth (5th) calendar day prior to the closing date of the merger (the "First Merchants Average Price").

     After the effective date of the merger, stock certificates previously representing Decatur Financial common stock will represent only the right to receive shares of First Merchants common stock and/or cash, as applicable. Prior to the surrender of Decatur Financial stock certificates for exchange subsequent to the effective date, the holders of such shares entitled to receive shares of First Merchants common stock will not be entitled to receive payment of dividends or other distributions declared on such shares of First Merchants common stock. However, any accumulated dividends or other distributions previously declared will be paid, without interest, upon the exchange of Decatur Financial stock certificates for those of First Merchants. On the effective date of the merger, the stock transfer books of Decatur Financial will be closed and no transfer of shares of Decatur Financial common stock will thereafter be made. If, after the effective date, certificates representing shares of Decatur Financial common stock are presented for registration or transfer, they will be cancelled and exchanged for shares of First Merchants' common stock and/or cash, as applicable.

     Distribution of stock certificates representing shares of First Merchants common stock and/or cash payments will be made to each former shareholder of Decatur Financial within ten days of the shareholder's delivery of his or her certificates. Delivery of Decatur Financial shares for conversion will not be taken until after the effective date of the merger. First Merchants Bank, National Association will act as conversion agent in the merger. Instructions as to delivery of stock certificates will be sent to each shareholder shortly after the effective date of the merger.

Conversion Ratio Adjustment

     The Agreement provides that Decatur Financial may terminate the Agreement if the First Merchants Average Price (as defined above) is less than $22.00 (a "Decatur Financial Price Termination Event"). The Agreement also provides that First Merchants may terminate the Agreement if the First Merchants Average Price is greater than $30.00 (a "First Merchants Price Termination Event").

     If a Decatur Financial Price Termination Event occurs and Decatur Financial's Board exercises its right to terminate the Agreement, it must give written notice to First Merchants of its election to terminate the merger within 24 hours of the Determination Date (as defined below). Within two business days after the receipt of such notice, First Merchants will have the option of increasing the conversion ratio to equal a number equal to a quotient, the numerator of which is the product of $22.00 and the conversion ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants elects to make such an adjustment to the conversion ratio, the Agreement will remain in effect in accordance with its terms (except for the adjustment to the conversion ratio).

     If a First Merchants Price Termination Event occurs and First Merchants' Board exercises its right to terminate the Agreement, it must give written notice to Decatur Financial of its election to terminate the merger within 24 hours of the Determination Date. Within two business days after the receipt of such notice, Decatur Financial will have the option of decreasing the conversion ratio to equal a number equal to a quotient, the numerator of which is the product of $30.00 and the conversion ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Decatur Financial elects to make such an adjustment to the conversion ratio, the Agreement will remain in effect in accordance with its terms (except for the adjustment to the conversion ratio).

     "Determination Date" means the fifth calendar day prior to the closing date of the merger.

Rights of Dissenting Shareholders

     The Indiana Business Corporation Law ("IBCL") provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of Decatur Financial shareholders are set forth in Chapter 44 of the IBCL, a copy of which is attached to this Proxy Statement-Prospectus as Appendix B. Shareholders will not be entitled to dissenters' rights absent strict compliance with the procedures of Indiana law.

     Chapter 44 of the IBCL provides that Decatur Financial shareholders have the right to demand payment in cash for the fair value of their shares immediately before the merger becomes effective. Such fair market value excludes any appreciation or depreciation in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To claim this right, the shareholder must first:

     1. deliver to Decatur Financial before the vote is taken, written notice of the shareholder's intent to demand payment in cash for the shareholder's shares if the merger is effectuated; and

     2.   not vote in favor of the merger in person or by proxy.

Dissenting shareholders may send their written notice to Paul E. Strickler, Chairman of the Board, Decatur Financial, Inc., 520 North 13th Street, P.O. Box 988, Decatur, Indiana 46733.

     If the merger is approved by the Decatur Financial shareholders, First Merchants or Decatur Financial will, within 10 days after shareholder approval, send a notice of dissenters' rights to those shareholders who have satisfied the above conditions. The notice will state the procedures that dissenting shareholders must follow to exercise dissenters' rights under Indiana law.

     A Decatur Financial shareholder who is sent such a notice must then:

     1. demand payment for his or her shares of Decatur Financial common stock;

     2. certify that beneficial ownership of the Decatur Financial shares was acquired before the date set forth in such notice; and

     3. deposit the Decatur Financial stock certificates in accordance with the terms of the notice.

     A Decatur Financial shareholder who does not strictly comply with each of the conditions described above will be considered not to be entitled to rights under Chapter 44 of the IBCL. Shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and accordingly to have waived their dissenters' rights, unless the shareholder revokes the proxy prior to its being voted.

     Upon consummation of the merger, First Merchants will pay each dissenting Decatur Financial shareholder who has complied with all of the requirements of Chapter 44 and of the notice, First Merchants' estimate of the fair value of the shares as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger. The determination of the estimate of "fair value" will be based on the value of such shares of Decatur Financial common stock on January 20, 2000, the day immediately prior to the announcement of the merger.

     Dissenters can object to the fair value established by First Merchants by stating their estimate of the fair value and demand payment of the additional amount within 30 days after First Merchants makes or offers payment to the dissenter. First Merchants can elect to agree to the dissenter's fair value demand or commence an action within 60 days of receipt of the dissenter's demand in the Circuit or Superior Court of Adams County for a judicial determination of the fair value. The Court may appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by First Merchants.

     The foregoing summary of the rights of dissenting shareholders addresses all material features of the applicable Indiana dissenters' rights statute but does not purport to be complete and is qualified in its entirety by the statutory provisions attached hereto as Appendix B.

     A shareholder's failure to comply with the statutory requirements for exercising dissenters' rights will result in a loss of such rights and shareholders who may wish to exercise dissenters' rights should consider seeking legal counsel.

Resale of First Merchants Common Stock by Decatur Financial Affiliates

     Generally, no restrictions on the sale or transfer of the shares of First Merchants common stock issued pursuant to the merger will be imposed solely as a result of the merger. However, certain restrictions will apply to the transfer of First Merchants' shares owned by any shareholder deemed a Decatur Financial "affiliate" under Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"). Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

     The Agreement provides that Decatur Financial will provide First Merchants with a list identifying each affiliate of Decatur Financial. The Agreement also requires that each Decatur Financial affiliate deliver to First Merchants, prior to the effective date of the merger, a written transfer restriction agreement. The transfer restriction agreement shall provide that the affiliate will not sell, pledge, transfer or otherwise dispose of any shares of First Merchants common stock to be received unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act.

     The certificates representing First Merchants common stock issued to Decatur Financial affiliates in the merger may contain a legend indicating these resale restrictions. If you are an affiliate of Decatur Financial, you should confer with legal counsel regarding the transfer restrictions that may apply.

Conditions to Consummation of the Merger

     Consummation of the merger is conditioned upon, among other things, the satisfaction of each of the following conditions:

     1. the approval of the Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Decatur Financial;

     2. the registration of First Merchants common stock with the Securities and Exchange Commission and the receipt of all state securities and blue sky approvals required for the offer and sale of First Merchants common stock to Decatur Financial shareholders;

     3.   the receipt of all regulatory approvals required for the merger;

     4. the receipt of an opinion of counsel with respect to certain federal income tax matters; and

     5. the receipt by First Merchants of certain undertakings from affiliates of Decatur Financial.

     Consummation of the merger is further conditioned upon both parties receipt of certain officers' certificates and legal opinions, the accuracy of representations and warranties contained in the Agreement and the fulfillment of certain covenants set forth in the Agreement. The conditions to consummation of the merger are requirements not subject to unilateral waiver and may be altered only by the written consent of the parties. See "MERGER - Resale of First Merchants Common Stock by Decatur Financial Affiliates," "MERGER - Regulatory Approvals," "MERGER - Interests of Certain Persons in the Merger," "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

Termination; Waiver; Amendment

     The Agreement may be terminated before the merger becomes effective under the following conditions:

     1. either party makes a material misrepresentation in or materially breaches the Agreement;

     2. either party reasonably determines that consummation of the merger is inadvisable due to the commencement or threat of material legal proceedings against one of the parties;

     3. a material adverse change occurs in the consolidated financial condition or business of First Merchants since September 30, 1999 or Decatur Financial since November 30, 1999;

     4. the merger will not constitute a tax-free reorganization under the Internal Revenue Code of 1986;

     5. certain information provided pursuant to the Agreement by Decatur Financial to First Merchants prior to consummation of the merger has had or may have a material adverse effect on the financial condition or business of Decatur Financial or Decatur Bank & Trust Company;

     6.   consummation of the merger has not occurred by October 2, 2000;

     7.   as described under "MERGER - Conversion Ratio Adjustment;"

     8. Decatur Financial furnishes information or enters into discussions or negotiations with a third party relating to a proposed acquisition of

          Decatur Financial or Decatur Bank & Trust Company, Decatur Financial, fails to give First Merchants written notice of any such intention, or Decatur Financial's Board of Directors withdraws or modifies its recommendation to Decatur Financial shareholders to vote for the merger following receipt of a proposal for an acquisition from a third party; or

     9. Decatur Financial's Board of Directors terminates the Agreement in the exercise of its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party.

     Upon termination for any of these reasons, the Agreement will be void and of no further force or effect. However, if any party to the Agreement willfully breaches any of the provisions of the Agreement, then the other party to the Agreement shall be entitled to recover appropriate damages for such breach. In addition, in the event First Merchants terminates the Agreement after Decatur Financial takes the action described in item 8 above or Decatur Financial terminates the Agreement in accordance with item 9 above, Decatur Financial is required to pay First Merchants $1,000,000 as liquidated damages to reimburse First Merchants for the considerable time and expense invested and to be invested by First Merchants in furtherance of the Agreement and the merger.

     The parties can agree to amend the Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, no amendment to the Agreement is permissible after the Decatur Financial shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Decatur Financial shareholders.

Restrictions Affecting Decatur Financial

     The Agreement contains certain restrictions regarding the conduct of business of Decatur Financial and Decatur Bank & Trust Company. Among other items, neither Decatur Financial nor the Bank may, without the prior written consent of First Merchants, materially change its capital structure, issue stock (except as contemplated by the Agreement), declare or pay any dividends or make any other distribution to its shareholders. Notwithstanding, the Agreement allows for Decatur Financial to make quarterly dividend payments on its common stock in March, 2000, June, 2000 and September, 2000, which dividends shall not exceed $1.03 per share, respectively. Decatur Financial may not pay any such dividend with respect to the fiscal quarter in which the merger becomes effective and in which Decatur Financial shareholders become entitled to receive dividends on the shares of First Merchants received in the merger. Decatur Bank & Trust Company is permitted under the Agreement to pay dividends to Decatur Financial to cover its expenses of operations and expenses related to the merger.

Regulatory Approvals

     The merger is subject to the prior approval requirements of the Indiana Financial Institutions Act and the Bank Holding Company Act of 1956. Applications thereunder have been filed with the Indiana Department of Financial Institutions ("Indiana Department") and with the Board of Governors of the Federal Reserve System ("Federal Reserve"). In reviewing the Indiana Department application, the Indiana Department considers various factors including:

     1.   the managerial and financial resources of First Merchants;

     2. whether First Merchants' subsidiaries, First Merchants Bank, National Association, First United Bank, The Madison Community Bank, The Union County National Bank of Liberty, The Randolph County Bank and The First National Bank of Portland, have met, and propose to continue to meet, the credit needs of their communities; and

     3. whether the interests of depositors, creditors, and the public generally are jeopardized by the transaction.

     In reviewing the Federal Reserve application, the Federal Reserve takes into consideration various factors including the financial and managerial resources and future prospects of First Merchants and its subsidiaries, as well as the competitive effects of the acquisition and the convenience and needs of the community served by Decatur Bank & Trust Company. The Federal Reserve may not approve a transaction if it finds that the effect of the transaction substantially lessens competition, tends to create a monopoly or results in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the proposed transaction are outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     After the Federal Reserve's approval is received, the merger cannot be consummated for 30 days, during which time the United States Department of Justice has the authority to challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the Department of Justice, the waiting period can be reduced to no later than 15 days.

     The approvals of the Indiana Department and the Federal Reserve are not to be interpreted as the opinion of those regulatory authorities that the merger is favorable to the shareholders of Decatur Financial from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the merger. The approvals in no way constitute an endorsement or a recommendation of the merger by the Indiana Department or the Federal Reserve.

Effective Date of the Merger

     The merger will become effective in the month in which the last required approval to consummate the merger is received or, if later, in which any applicable waiting period following an approval expires. First Merchants and Decatur Financial currently anticipate that the effective date of the merger will occur during the second quarter of 2000.

Management After the Merger

     First Merchants will be the surviving corporation in the merger and Decatur Financial's separate corporate existence will cease. Accordingly, the directors and officers of Decatur Financial will no longer serve in such capacities after the effective date of the merger.

     The officers and directors of Decatur Bank & Trust Company immediately prior to the merger will continue to be the officers and directors of the Bank following the merger subject to the provisions of the Bank's Articles of Association and By-Laws. Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the one year terms to which they have been elected. Decatur Bank & Trust Company's directors will be subject to First Merchants' policy of mandatory retirement at age 70; provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until 18 months after the merger.

     In accordance with the Agreement, First Merchants shall cause all necessary action to be taken to cause the current President of Decatur Financial, Dennis
A. Bieberich, to either (i) be nominated for election as a member of the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as a director at the Board's first meeting following the completion of the merger. As an appointed director, Mr. Bieberich would serve until the next annual meeting of First Merchants' shareholders and then be nominated for election to a three year term as a director. The timing of the merger's completion will dictate the option that is followed.

Interests of Certain Persons in the Merger

     Certain of the directors and officers of Decatur Financial have interests in the merger other than their interests as Decatur Financial shareholders, pursuant to certain agreements and understandings that are reflected in the Agreement. Those agreements and understandings are as follows.

     First Merchants has agreed that it will cause the current President of Decatur Financial, Dennis A. Bieberich, to be nominated for election to the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger. If First Merchants' Board meets after the merger but before the next annual meeting of First Merchants' shareholders, the Board shall appoint Mr. Bieberich as a director to serve until the first annual meeting of First Merchants.

     The officers and directors of Decatur Financial will remain officers and directors of Decatur Bank & Trust Company after the merger.

     The members of the Decatur Financial Board of Directors knew about those additional interests, and considered them, when they approved the Agreement.

Stock Options

     Pursuant to the terms of the Agreement, Dennis A. Bieberich, President of Decatur Financial, is required to exercise all of his options to acquire shares of Decatur Financial common stock prior to consummation of the merger.

Accounting Treatment

     The merger will be accounted for as a purchase transaction. As a result, Decatur Financial's assets and liabilities will be recorded by First Merchants at fair values.

Registration Statement

     First Merchants has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission registering under the Securities Act the shares of First Merchants common stock to be issued pursuant to the merger. First Merchants common stock, for so long as it is listed on the NASDAQ National Market System, is exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its stock under those statutes.

                         FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain federal income tax aspects of the merger. The discussion does not purport to cover all federal income tax consequences relating to the merger and does not contain any information with respect to state, local or other tax laws.

     The merger is expected to qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). As such, the following is a summary of the federal income tax consequences that will result:

     1. In general, a Decatur Financial shareholder who elects to receive only shares of First Merchants common stock will not recognize gain or loss on the exchange, for federal income tax purposes. Code Section 354(a)(1). Gain or loss for federal income tax purposes will be recognized, however, with respect to cash payments received by a Decatur Financial shareholder in lieu of fractional share interests resulting from the conversion ratio. Rev. Rul. 66-365, 1966-2 C.B.
          116. Any cash received by a Decatur Financial Shareholder in lieu of a fractional share interest will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share interest redeemed, subject to the provisions and limitations of Code Section 302.

     2. A Decatur Financial shareholder who elects to receive part cash and part First Merchants common stock, will recognize gain to the extent of boot received. Code Sections 354(a)(1) and 356(a)(1). Whether such gain is capital gain or a dividend will be determined based upon the Supreme Court's decision in Commissioner v. Clark, 109 S.Ct. 1455
          (1989). Pursuant to Commissioner v. Clark, in applying Code Section 356(a)(2), the transaction should be tested under the rules of Code
          Section 302(b) as if a Decatur Financial shareholder received only First Merchants common stock in the merger, and then surrendered some of such First Merchants stock to First Merchants in a redemption for the cash received in the merger. No loss will be recognized by a Decatur Financial shareholder on the receipt of First Merchants common stock and cash in exchange for Decatur Financial common stock. Code
          Section 356(c).

     3. A Decatur Financial shareholder receiving all cash will recognize gain or loss measured by the difference between the amount of cash received and the basis of the Decatur Financial stock surrendered. After the Commissioner v. Clark case, if a Decatur Financial shareholder receives only cash in exchange for Decatur Financial stock, the transaction should be treated as if either (i) the shareholder sold his or her Decatur Financial stock to First Merchants for cash, or
          (ii) the Decatur Financial shareholder received First Merchants stock in the merger after which First Merchants redeemed those shares (i.e., a stock redemption by First Merchants subject to the provisions and limitations of Code

          Section 302). It is possible, however, especially in the case of a Decatur Financial shareholder who perfects dissenters rights and receives solely cash, that the Internal Revenue Service could view the transaction as stock redemption by Decatur Financial (subject to the provisions and limitations of Code Section 302).

     4. The basis of First Merchants common stock received (including any fractional share interests deemed received) by Decatur Financial shareholders in exchange for their Decatur Financial stock will be equal to such shareholder's basis in the Decatur Financial stock exchanged, decreased by any cash received, and increased by any gain recognized on the exchange. Code Section 358(a)(1).

     5. The holding period of the First Merchants common stock received (including any fractional share interests deemed received) will include the period during which the Decatur Financial stock was held, provided that the Decatur Financial stock was held as a capital asset on the date of the merger. Code Section 1223(1).

     6. No gain or loss will be recognized by Decatur Financial or First Merchants in connection with the transaction. Code Sections 361(a) and 1032.

     7. The basis of the assets of Decatur Financial acquired by First Merchants in the merger will be the same as the basis of such assets in the hands of Decatur Financial immediately prior to the merger. Code Section 362(b).

     Receipt of an opinion of tax counsel with respect to the above is a condition precedent to consummation of the merger. The tax opinion will be based upon representations made by the management of Decatur Financial and First Merchants. The opinion will not, however, be binding on the Internal Revenue Service, which could take a different view. No ruling has been sought from the Internal Revenue Service regarding the tax free nature of the merger.

     The foregoing is only a general description of the material federal income tax consequences of the merger and does not consider the facts and circumstances of any particular Decatur Financial shareholder. Each shareholder should consult with his or her own tax advisor with respect to the specific tax consequences of the merger, including the application and effect of existing and proposed federal, state, local, foregoing and other tax laws.

                           COMPARATIVE PER SHARE DATA

Nature of Trading Market

     Shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME. On January 20, 2000, the business day immediately preceding the public announcement of the merger, the closing price of First Merchants common stock was $24.00 per share. On ________, 2000, the closing price of First Merchants common stock was $_______ per share. The following table sets forth, for the periods indicated, First Merchants' high and low closing prices per share. Prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent the actual transaction. All prices have been adjusted to give effect to stock dividends and stock splits.


1997                             HIGH                         LOW
----                             ----                         ---
First Quarter                    $20.00                       $16.83
Second Quarter                   $20.50                       $18.50
Third Quarter                    $21.58                       $20.00
Fourth Quarter                   $25.33                       $21.42

1998
First Quarter                    $27.67                       $24.50
Second Quarter                   $31.83                       $25.67
Third Quarter                    $30.83                       $24.00
Fourth Quarter                   $28.75                       $21.50

1999
First Quarter                    $26.13                       $21.50
Second Quarter                   $24.75                       $21.50
Third Quarter                    $25.69                       $22.25
Fourth Quarter                   $29.25                       $21.88

2000
First Quarter                    $_____                       $_____
Second Quarter through           $_____                       $_____
_______, 2000

     There is no established public trading market for shares of Decatur Financial common stock. Most trades are isolated and occur after private negotiations, with the result that management of Decatur Financial is not directly informed of trades or prices. The best information available to Decatur Financial's management indicates that in 1997, 1998, 1999 and 2000, the following number of shares of Decatur Financial common stock were traded in the number of transactions and for prices to be within the ranges set forth below:

                     Number of                                 Sales Price
                      Shares       Number of                   -----------
          Year        Traded      Transactions            High             Low
          ----        ------      -------------           ----             ---

          1997           430           6                $ 83.00          $ 83.00
          1998         2,524           9                 115.00           105.00
          1999         1,258           5                 115.00           115.00
          2000             0           0                    N/A              N/A
(through _____, 2000)

     Management of Decatur Financial has not verified the accuracy of the above prices. Further, the prices may not be a reliable indicator of the price at which more than a limited number of shares of Decatur Financial common stock would trade and there may have been additional shares of Decatur Financial common stock traded at higher or lower prices of which Decatur Financial management is unaware. The last trade of Decatur Financial common stock, of which Decatur Financial management is aware, occurred on or about September 8, 1999 and involved the sale of 150 shares at a price which, to the best of Decatur Financial management's knowledge, was approximately $115.00 per share.

     As of ___________ __, 2000, there were approximately ____ holders of First Merchants common stock and approximately 400 holders of Decatur Financial common stock, not including individual participants in security position listings.

Dividends

     The following table sets forth the per share cash dividends declared on shares of First Merchants common stock and Decatur Financial common stock since January 1, 1997. All dividends have been adjusted to give effect to stock dividends and stock splits.

                                      First Merchants          Decatur Financial
                                      Common Stock (1)          Common Stock (2)
1997                                  ----------------         ----------------
First Quarter                              $0.16                     $0.00
Second  Quarter                            $0.16                     $1.46
Third Quarter                              $0.19                     $0.00
Fourth Quarter                             $0.19                     $1.65

1998
First Quarter                              $0.19                     $0.00
Second Quarter                             $0.19                     $1.80
Third Quarter                              $0.20                     $0.00
Fourth Quarter                             $0.20                     $1.85

                                      First Merchants          Decatur Financial
                                      Common Stock (1)          Common Stock (2)
                                      ----------------          ----------------
1999
First Quarter                              $0.20                   $0.00
Second Quarter                             $0.20                   $1.95
Third Quarter                              $0.22                   $0.00
Fourth Quarter                             $0.22                   $2.05

2000
First Quarter                              $0.22                   $1.03

----------
(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of First Merchants common stock since dividend policies are subject to the discretion of the Board of Directors of First Merchants, general business conditions and dividends paid to First Merchants by its affiliate banks. For certain restrictions on the payment of dividends on shares of First Merchants common stock, see "COMPARISON OF COMMON STOCK--Dividend Rights."

(2) During 1997, 1998, and 1999, Decatur Financial has declared and paid dividends on a semi-annual basis. The Agreement permits Decatur Financial to pay dividends on its common stock in March, 2000, June, 2000, and September, 2000, which dividends shall not exceed $1.03 per share, respectively, provided that Decatur Financial may not pay any such dividend during the fiscal quarter in which the merger becomes effective and in which Decatur Financial shareholders become entitled to receive dividends on the shares of First Merchants common stock into which their shares of Decatur Financial common stock are to be converted. In accordance with the Agreement, Decatur Financial paid a dividend of $1.03 per share of common stock in March, 2000.

                         DESCRIPTION OF FIRST MERCHANTS

Business

     First Merchants was incorporated under Indiana law on September 20, 1982 as the bank holding company for First Merchants Bank, National Association, a national banking association incorporated on February 6, 1893. On November 30, 1988, First Merchants acquired Pendleton Banking Company, a state chartered commercial bank organized in 1872. On July 31, 1991, First Merchants acquired First United Bank, a state chartered commercial bank organized in 1882. On August 1, 1996, First Merchants acquired The Union County National Bank of Liberty, a national banking association organized in 1872. On October 2, 1996, First Merchants acquired The Randolph County Bank, a state chartered commercial bank organized in 1865. On April 1, 1999, First Merchants acquired The First National Bank of Portland, a national bank organized in 1904. On April 23, 1999, First Merchants acquired Anderson Community Bank through a merger of Anderson Community Bank with and into Pendleton Banking Company, with the resulting bank being known as The Madison Community Bank.

     First Merchants is headquartered in Muncie, Indiana and is presently conducting commercial banking business through the 33 offices of its six bank subsidiaries. These commercial banking activities include accepting demand, savings and time deposits; making agricultural, commercial, industrial, consumer and real estate loans; installment credit lending; collections, safe deposit operations, performing fiduciary and trust services; and providing other services relating to the general banking business.

     First Merchants' bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse. In addition, First Merchants' subsidiaries make a variety of residential, industrial, commercial and agricultural loans.

     First Merchants is also conducting an insurance agency business through First Merchants Insurance Services, Inc., a wholly-owned subsidiary of The Madison Community Bank. First Merchants Insurance Services, Inc. commenced operations in 1998.

Acquisition Policy and Pending Transactions

     First Merchants anticipates that it will continue its policy of geographic expansion through acquisitions of additional financial institutions. First Merchants management periodically reviews and analyzes potential acquisitions. As of the date of this Proxy Statement-Prospectus, First Merchants is not a party to any other agreement relating to an acquisition of additional financial institutions, other than the Agreement with Decatur Financial.

Incorporation of Certain Information by Reference

     Additional information concerning First Merchants is included in the First Merchants documents incorporated by reference in this Proxy Statement-Prospectus. Shareholders desiring copies of such documents may contact First Merchants at its address or telephone number indicated under "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                        DESCRIPTION OF DECATUR FINANCIAL

Business

     Decatur Financial is an Indiana corporation which was incorporated in 1983 and which is a registered bank holding company owning all of the issued and outstanding common stock of Decatur Bank & Trust Company (the "Bank"). Decatur Financial's principal office is located in Decatur, Indiana and its business consists primarily of the ownership, supervision and control of the Bank. The common stock of the Bank is Decatur Financial's principal asset and dividends paid by the Bank are Decatur Financial's principal source of income.

     The Bank is a state chartered bank which was established in 1966 and which has been in continuous operation since that date. The Bank provides various commercial and consumer banking services to its customers located primarily in Adams County, Indiana. These commercial banking services include accepting demand, savings and time deposits; making commercial, consumer and real estate loans; installment credit lending; administering trusts and estates; and providing other services relating to the general banking business, such as, for example, safe deposit facilities.

Properties

     The main office of Decatur Financial and the Bank is located at 520 North 13th Street, Decatur, Indiana. The Bank also operates three branches located at 103 East Monroe Street, Decatur, Indiana (full service branch), 1045 South 13th Street, Decatur, Indiana (full service branch), and 1300 Mercer Avenue, Decatur, Indiana (limited service branch). The main office and the two full service branches are owned by the Bank. The remaining branch is located in space leased at no cost in the Campus Center of the Woodcrest Retirement Community.

Litigation

     There is no pending litigation of a material nature in which Decatur Financial or the Bank is a party or in which any of their respective property is subject, other than ordinary routine litigation incidental to the normal business of Decatur Financial or the Bank. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to Decatur Financial or the Bank. None of the ordinary routine litigation in which Decatur Financial or the Bank is involved is expected to have a material adverse impact upon the financial condition or results of operation of Decatur Financial or the Bank.

Employees

     As of December 31, 1999, the Bank had 38 full-time equivalent employees to whom it provides a variety of benefits. Management of the Bank considers its relations with its employees to be good. As of the same date, Decatur Financial had one employee, who is an executive officer of both Decatur Financial and the Bank and is not separately compensated by Decatur Financial for his services to Decatur Financial.

Management

         The following table contains certain information about each director and executive officer of Decatur Financial as of the date of this Proxy Statement-Prospectus:

Directors:

                                         Principal Occupation for               Served as Director
   Name                 Age                    Last 5 years                    Continuously Since (1)
   ----                 ---                    ------------                    ----------------------
Phillip H. Barger        59            Self-employed Farmer                         1984   (1978)

Dennis A. Bieberich      49            President of the Bank                        1984   (1982)

Richard T. Doermer       77            Vice Chairman of Avis Industrial             1984   (1967)
                                       Corporation

Gregory Fleming          40            President of Fleming Excavating, Inc.        2000   (2000)

L. Dale Gagle            68            Retired Cashier of the Bank                  1984   (1970)

Wayne M. Porter          43            Vice President of Sales of                   1988   (1988)
                                       Thunderbird Products

John L. Schultz          50            President of Baker & Schultz, Inc.           1988   (1988)

Paul E. Strickler        83            Retired President of Strickler Family        1984   (1967)
                                             Enterprises, Inc.

----------
(1) Years in parenthesis relate to service as a director of the Bank. All of Decatur Financial's directors are also directors of the Bank.

Executive Officers:

     Name                      Age                  Office
     ----                      ---                  ------
Dennis A. Bieberich            49        President of Decatur Financial and
                                         President of the Bank

     All of Decatur Financial's directors and executive officers hold office for a term of one year or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the directors or executive officers and any other persons according to which any of Decatur Financial's or the Bank's directors or executive officers have been selected for their respective positions.

     In accordance with the Agreement, First Merchants shall cause all necessary action to be taken to cause the current President of Decatur Financial, Dennis
A. Bieberich, to either (i) be nominated for election as a member of the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as a director at the First Merchants Board's first meeting following the completion of the merger. As an appointed director, Mr. Bieberich would serve until the next annual meeting of First Merchants' shareholders and then would be nominated for election to a three year term as Director. The timing of the merger's completion will dictate the option that is followed.

Security Ownership of Certain Beneficial Owners and Management

     The following is a summary of the amount and percent of Decatur Financial's common stock beneficially owned as of February 29, 2000, by each beneficial owner of more than five percent of Decatur Financial's common stock, by each director of Decatur Financial, by each executive officer of Decatur Financial, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                   Amount and Nature
    Beneficial Owner               of Beneficial Ownership (1)  Percent of Class
    ----------------               -----------------------      ----------------

Philip H. Barger                            8,615(2)                  6.02%
Dennis A. Bieberich                        11,404(3)                  7.73%
Richard T. Doermer                          6,490(4)                  4.54%
Gregory Fleming                             1,312                       *
L. Dale Gagle                               2,113(5)                  1.48%
Wayne M. Porter                               754(6)                    *
John L. Schultz                             2,652(7)                  1.85%

Paul E. Strickler                          26,173(8)                 18.30%

Directors and Executive Officers as        59,513(9)                 40.36%
 a Group (8 Individuals)

----------
(1) The information contained in this column is based upon information furnished to Decatur Financial by the persons and entities named above and shareholder records of Decatur Financial.

(2) Includes 1,413 shares held by his spouse, Carolyn Barger; 4,070 shares held by Barger Farms, Inc. over which he has voting and investment power; 1,084 shares held by him in a self-directed IRA account; and 742 shares held by his spouse, Carolyn Barger, in a self-directed IRA account. Mr. Barger's mailing address is 2656 N. US Highway 33, Decatur, Indiana 46733.

(3) Includes 3,184 shares held by his spouse, Melanie Bieberich; and 4,444 stock options outstanding to Mr. Bieberich which he shall exercise prior to consummation of the merger. Mr. Bieberich's mailing address is 4704 W 500 N, Decatur, Indiana 46733.

(4)  Includes 900 shares held by his spouse, Mary Louise Doermer.

(5) Includes 440 shares held by his spouse, Janet Gagle; 460 shares held jointly with his spouse, Janet Gagle; 480 shares held by him in a self-directed IRA account; and 41 shares held by his spouse, Janet Gagle, in a self-directed IRA account.

(6)  Includes 315 shares held jointly with his spouse, Karen Porter.

(7) Includes 2,350 shares held by Baker & Schultz, Inc. over which he has voting and investment power.

(8) Includes 5,776 shares held by his spouse, Kathryn Strickler; and 6,732 shares held by Strickler Family Enterprises, Inc. over which he has voting and investment power. Mr. Strickler's mailing address is 1209 Cross Pointe, Decatur, Indiana 46733.

(9) Includes 4,444 stock options outstanding to Mr. Bieberich which he shall exercise prior to consummation of the merger.

*    Percentage beneficially owned is less than 1% of the outstanding shares.

Certain Relationships and Related Transactions

     Certain directors and executive officers of Decatur Financial and the Bank are customers of and have had transactions with Decatur Financial or the Bank from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                           REGULATION AND SUPERVISION
             OF FIRST MERCHANTS, DECATUR FINANCIAL AND SUBSIDIARIES

Bank Holding Company Regulation

     First Merchants and Decatur Financial are registered as bank holding companies and are subject to the regulations of the Federal Reserve Board ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. Thus, it is the policy of the Federal Reserve that, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any subsidiary bank that may become "undercapitalized" (as defined in the FDICIA) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the determination that such activity constitutes a serious risk to the financial stability of any bank subsidiary.

     The BHC Act prohibits First Merchants and Decatur Financial from doing any of the following without the prior approval of the Federal Reserve:

     1. Acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association.

     2.   Merging or consolidating with another bank holding company.

     3. Engaging in or acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be closely related to banking.

The BHC Act does not place territorial restrictions on such nonbanking-related activities.

Capital Adequacy Guidelines for Bank Holding Companies

     Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines. These guidelines require a minimum ratio of capital to risk-weighted assets of 8% (including certain off-balance sheet activities such as standby letters of credit). At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder may consist of a limited amount of subordinate debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance.

     In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets. The ratio is 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

     The following are First Merchants' and Decatur Financial's regulatory capital ratios as of December 31, 1999:

                                 First Merchants            Decatur Financial
                                 ---------------            -----------------

          Tier 1 Capital:            12.7%                        17.7%

          Total Capital:             13.7                         18.9

          Leverage Ratio:             9.2                         10.6

Bank Regulation

     First Merchants Bank, National Association, The Union County National Bank, and The First National Bank of Portland are national banks and are supervised, regulated and examined by the Office of the Comptroller of the Currency (the "OCC"). First United Bank, The Madison Community Bank, The Randolph County Bank and Decatur Bank & Trust Company are state banks chartered in Indiana and are supervised, regulated and examined by the Indiana Department. In addition, three of First Merchants' subsidiaries, The Madison Community Bank, First United Bank and The Randolph County Bank, are supervised and regulated by the FDIC as well as Decatur Financial's subsidiary, Decatur Bank & Trust Company. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Insured state-chartered banks are prohibited under FDICIA from engaging as the principal in activities that are not permitted for national banks, unless
(i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

Bank Capital Requirements

     The FDIC and the OCC have adopted risk-based capital ratio guidelines to which state-chartered banks and national banks are subject. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into tiers. Banks are required to maintain a total risk-based capital ratio of 8%. The FDIC or OCC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     In addition, the FDIC and the OCC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

     All of First Merchants' affiliate banks as well as Decatur Bank & Trust Company exceed the risk-based capital guidelines of the FDIC and/or the OCC as of December 31, 1999.

     The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

FDICIA

     FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA.

     "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by the bank's parent holding company. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after become "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     As of December 31, 1999, each bank subsidiary of First Merchants and Decatur Financial was "well capitalized" based on the "prompt corrective action" ratios and deadlines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

Deposit Insurance

     First Merchants' and Decatur Financial's affiliated banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (i) the bank's capitalization, and (ii) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

Brokered Deposits

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (i) is well capitalized, or (ii) is adequately capitalized and received a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (a) paying an interest rate on deposits in excess of 76 basis points over certain prevailing market rates or (b) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

Interstate Banking And Branching

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") subject to certain concentration limits, required regulatory approvals and other requirements, (i) bank holding companies such as First Merchants and Decatur Financial are permitted to acquire banks and bank holding companies located in any state; (ii) any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (iii) banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states.

Financial Services Modernization Act

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act"). The general effect of the Financial Services Modernization Act is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the existing BHC Act. Under this legislation, bank holding companies would be permitted to conduct essentially unlimited securities and insurance activities as well as other activities determined by the Federal Reserve Board to be financial in nature or related to financial services. As a result, First Merchants would be able to provide securities and insurance services. Furthermore, under this legislation, First Merchants would be able to acquire, or be acquired by, brokerage and securities firms and insurance underwriters. In addition, the Financial Services Modernization Act broadens the activities that may be conducted by national banks through the formation of financial subsidiaries. Finally, the Financial Services Modernization Act modifies the laws governing the implementation of the Community Reinvestment Act and addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

     First Merchants has not had an opportunity to assess the impact of the legislation on its operations, but at the present time does not believe that the legislation will have a material adverse effect on its operations in the near future. In addition, First Merchants does not anticipate significant changes in its products or services as a result of this legislation. However, to the extent that this legislation permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation and may increase the amount of competition that First Merchants faces from larger institutions and other types of companies offering financial products.

Additional Matters

     In addition to the matters discussed above, First Merchants' affiliate banks and Decatur Bank & Trust Company are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

     The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign, and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

     Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or First Merchants and its affiliate banks in particular would be affected thereby.

                           COMPARISON OF COMMON STOCK

The following summary comparison of First Merchants common stock and Decatur Financial common stock includes all material features of such stocks but does not purport to be complete and is qualified in its entirety by reference to First Merchants' Articles of Incorporation and By-Laws and Decatur Financial's Articles of Incorporation and By-Laws.

Governing Law

     The rights of holders of Decatur Financial common stock who receive First Merchants common stock in the merger will be governed by the Indiana Business Corporation Law (the "IBCL"), the state in which First Merchants is incorporated, and by First Merchants' Articles of Incorporation ("First Merchants' Articles") and By-Laws. The rights of Decatur Financial shareholders are also governed by the IBCL, the state in which Decatur Financial is incorporated, and by Decatur Financial's Articles of Incorporation ("Decatur Financial's Articles") and By-Laws. The rights of Decatur Financial shareholders differ in certain respects from the rights they would have as First Merchants shareholders, including certain anti-takeover measures, the vote percentage required for the amendment of certain significant provisions of the articles of incorporation and for the approval of certain significant corporate transactions.

Authorized But Unissued Shares

     First Merchants' Articles authorizes the issuance of 50,000,000 shares of common stock, of which 10,936,617 shares were outstanding as of December 31, 1999. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of First Merchants without prior shareholder approval. First Merchants has 500,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of First Merchants. No shares of preferred stock have currently been issued.

     As of December 31, 1999, First Merchants had 250,000 shares of its common stock reserved and remaining available for issuance under its 1999 Employee Stock Purchase Plan, 1,427,177 shares of its common stock reserved and remaining available for issuance under its 1999 Long-term Equity Incentive Plan, 253,125 shares of its common stock reserved and remaining available for issuance under its 1994 Employee Stock Purchase Plan, 472,500 shares of its common stock reserved and remaining available for issuance under its 1994 Stock Option Plan, 253,125 shares of its common stock reserved and remaining available for issuance under its 1989 Stock Option Plan and 476,063 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan.

     The issuance of additional shares of First Merchants common stock or the issuance of First Merchants preferred stock may adversely affect the interests of First Merchants shareholders.

     Decatur Financial's Articles authorize the issuance of 750,000 shares of common stock. Each outstanding share of stock is entitled to one vote on all matters to which shareholders are entitled to vote. As of December 31, 1999, Decatur Financial had 142,995 shares of stock issued and outstanding and there will be 147,439 shares of stock issued and outstanding after the exercise of all options for Decatur Financial stock held by Mr. Bieberich.

Preemptive Rights

     As permitted by Indiana law, neither First Merchants' Articles nor Decatur Financial's Articles provide for preemptive rights to subscribe for any new or additional First Merchants or Decatur Financial shares of common stock. Preemptive rights may be granted to First Merchants or Decatur Financial shareholders if First Merchants' or Decatur Financial's Articles are amended accordingly.

Dividend Rights

     The holders of common stock of First Merchants and Decatur Financial are entitled to dividends and other distributions when, as and if declared by their respective Board of Directors. With respect to First Merchants and Decatur Financial, a dividend generally may not be paid if:

     1. The corporation would not be able to pay its debts as they become due in the usual course of business; or

     2. The corporation's total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution.

     The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants' Board of Directors and other factors that may be appropriate in determining dividend policies.

     First Merchants' national bank subsidiaries and its Indiana-chartered affiliate banks may pay dividends to First Merchants in cash on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

     Dividends paid by First Merchants' affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATION AND SUPERVISION OF FIRST MERCHANTS, DECATUR FINANCIAL AND SUBSIDIARIES." If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. Neither First Merchants' present affiliate banks nor Decatur Bank & Trust Company is subject to such a restriction.

Voting Rights

     The holders of the outstanding shares of First Merchants common stock are entitled to one vote per share on all matters presented for shareholder vote. Similarly, the holders of outstanding shares of Decatur Financial common stock also are entitled to one vote per share on all matters presented for shareholder vote. Neither First Merchants shareholders nor Decatur Financial shareholders have cumulative voting rights in the election of directors.

     Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by a shareholder vote of a majority of votes entitled to be cast at the shareholders meeting, subject to provision in the corporations' articles of incorporation requiring a higher percentage vote. First Merchants' Articles provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of First Merchants common stock. See "COMPARISON OF COMMON STOCK--Anti-Takeover Provisions."

     Indiana law requires shareholder approval for most amendments to a corporation's articles of incorporation by a majority of a quorum at a shareholder's meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). Indiana law permits a corporation in its articles of incorporation to prescribe a higher shareholder vote requirement for certain amendments. First Merchants' Articles require a super-majority shareholder vote of seventy-five percent of the outstanding shares of common stock for the amendment of certain significant provisions. Decatur Financial's Articles require a majority vote to amend any provision.

Dissenters' Rights

     Decatur Financial shareholders possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the following events:

     1. Consummation of a plan of merger to which Decatur Financial is a party, if shareholder approval is required and the shareholder is entitled to vote thereon.

     2. Consummation of a plan of share exchange by which Decatur Financial' shares will be acquired, if the shareholder is entitled to vote thereon.

     3. Consummation of a sale or exchange of all, or substantially all, the property of Decatur Financial other than in the usual course of business, if the shareholder is entitled to vote thereon.

     4.   Approval of a control share acquisition under Indiana law; and

     5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     First Merchants shareholders do not have dissenters' rights because its shares are traded on the NASDAQ National Market System. With respect to dissenters' rights of Decatur Financial shareholders in connection with the merger, see the discussion under "MERGER -- Rights of Dissenting Shareholders" and also Appendix B hereto.

Liquidation Rights

     In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants' liabilities and any rights of creditors and holders of shares of First Merchants preferred stock then outstanding. In the event of any liquidation or dissolution of Decatur Financial, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of Decatur Financial's liabilities and any rights of creditors.

Assessment and Redemption

     Under Indiana law, neither the shares of First Merchants common stock nor of Decatur Financial common stock are liable to further assessment.

     Under Indiana law, First Merchants may redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. First Merchants may not redeem or acquire its shares of common stock if, after such redemption it would not be able to pay its debts as they become due. Additionally, First Merchants may not redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution. Decatur Financial has similar redemption rights under Indiana law.

     First Merchants and Decatur Financial must give prior notice to the Federal Reserve if the consideration to be paid by them for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemption or acquisitions for the preceding 12 months, equal or exceeds 10% of the consolidated net worth of the company involved.

Anti-Takeover Provisions

     The anti-takeover measures applicable to First Merchants and Decatur Financial, as described below, may have the effect of discouraging a person or other entity to acquire control of either company. These measures may have the effect of discouraging certain tender offers for shares of either company's common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

     Indiana Law. Under the business combinations provisions of the IBCL, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law.

     An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. First Merchants is covered by the business combinations provisions of the IBCL and Decatur Financial is not covered. The constitutional validity of the business combinations provisions of Indiana law has been upheld by the United States Supreme Court.

     In addition to the business combinations provision, the IBCL also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision, however, also may have the effect of discouraging premium bids for outstanding shares. The IBCL provides that, unless otherwise provided in the corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision.

     This provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. Both First Merchants and Decatur Financial are subject to the control share acquisition provision.

     First Merchants' Articles. In addition to the protection afforded by the IBCL, First Merchants' Articles provide that the directors of First Merchants shall be divided into three classes, each serving three year terms with one class to be elected at each annual meeting of shareholders. First Merchants' Articles provide that directors may be removed with or without cause by a 2/3rds vote of the shares entitled to vote; provided, however, that if the Board by 2/3rds vote recommends removal of a director, that director may be removed by a majority of the shares entitled to vote.

     First Merchants' Articles also require the approval of the holders of 3/4ths of the voting stock as a condition of certain business combinations involving any shareholder holding more than 10% of the voting stock. "Business combinations" include, but are not limited to, mergers, consolidations, sales, leases, liquidations, dissolutions, certain reorganizations, and agreements relating to the foregoing. An exception exists if the transaction is approved by a 2/3rds vote of the Board or the shareholders are to receive fair consideration for their shares. "Fair consideration" generally means, an amount per share equal to the higher of (a) the highest per share price paid for the stock in the two years preceding the business combination, and (b) the per share book value for the stock. In the event 2/3rds Board approval is obtained or fair consideration is to be paid, then approval of the business combination would only require the approval of the holders of 2/3rds of the voting stock.

     The above referred to provision of First Merchants' Articles can be amended only with the approval of 3/4ths of the voting stock.

     The existence of authorized but unissued common and preferred stock of First Merchants may have an anti-takeover effect as the issuance of additional First Merchants shares with sufficient voting power could have a dilutive effect on its stock and may result in the defeat of an attempt to acquire control of First Merchants. The Board may issue shares of common stock and/or preferred stock at any time without shareholder approval. The relative rights, preferences, limitations and restrictions attendant with the ownership of the preferred stock would be determined by the Board prior to the issuance thereof. The Board would determine whether any voting rights would attach to the preferred stock. The Board has no present plans to issue any preferred stock or common stock other than in connection with the merger. The issuance of preferred or common stock in the future could result in the dilution of ownership and control of First Merchants by common shareholders. There is no guarantee that current shareholders would have an opportunity to purchase any of the preferred or common stock when and if it is issued since they do not have preemptive rights.

     Decatur Financial's Articles. The existence of authorized but unissued shares of Decatur Financial common stock may have an anti-takeover effect as the issuance of additional Decatur Financial shares with sufficient voting power could have a dilutive effect on Decatur Financial's stock and may result in the defeat of an attempt to acquire control of the corporation. The Board of Directors of Decatur Financial may issue shares of common stock at any time without shareholder approval. The Agreement prohibits the issuance by Decatur Financial of additional shares of common stock.

Director Liability

     Under the IBCL, a director of First Merchants or Decatur Financial will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless:

     1. The director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation; and

     2. Such breach or failure to perform constitutes willful misconduct or recklessness.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Agreement will be passed upon for First Merchants by the law firm of Bingham Summers Welsh & Spilman, LLP, 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 and for Decatur Financial by the law firm of Krieg, DeVault, Alexander and Capehart, LLP, One Indiana Square, Suite 2800, Indianapolis, IN 46204. Frank A. Bracken is of counsel with Bingham Summers Welsh & Spilman, LLP and a director of First Merchants.

                                     EXPERTS

     The consolidated financial statements of First Merchants, incorporated by reference in this Proxy Statement-Prospectus, have been audited by Olive, LLP, independent public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this Proxy Statement-Prospectus in reliance upon such report of Olive, LLP given on the authority of such firm as experts in auditing and accounting.

                                  OTHER MATTERS

     The Special Meeting of Shareholders is called for the purposes set forth in the Notice. The Board of Directors of Decatur Financial knows of no other matter for action by shareholders at such Special Meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing thereof and which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of management of Decatur Financial.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     First Merchants has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act that registers the distribution to Decatur Financial shareholders of the shares of First Merchants common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Decatur Financial and First Merchants common stock. The rules and regulations of the Commission allow First Merchants to omit certain information included in the Registration Statement from this Proxy Statement-Prospectus.

     In addition, First Merchants files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:


  Public Reference Room    New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.      7 World Trade Center         Citicorp Center
        Room 1024                 Suite 1300          500 West Madison Street
 Washington, D.C. 20549       New York, NY 10048             Suite 1400
                                                    Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy and information statements and other information about issuers, like First Merchants, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Commission allows First Merchants to "incorporate by reference" information into this Proxy Statement-Prospectus. This means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Proxy Statement-Prospectus, except for any information that other information included directly in this document supersedes.

     This Proxy Statement-Prospectus incorporates by reference the documents listed below that First Merchants has previously filed with the Commission. They contain important information about First Merchants and its financial condition.

First Merchants SEC Filings                                 Period
---------------------------                                 ------

Annual Report on Form 10-K..................      Year ended December 31, 1999

     The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Commission for the purpose of updating such description.

     First Merchants incorporates by reference additional documents that it may file with the Commission between the date of this Proxy Statement-Prospectus and the date of the Decatur Financial Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     First Merchants has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to First Merchants, as well as all pro forma financial information, and Decatur Financial has supplied all such information relating to Decatur Financial.

     You can obtain any of the documents incorporated by reference in this document through First Merchants, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from First Merchants without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from:

                           First Merchants Corporation
                                 Larry R. Helms
                    Senior Vice President and General Counsel
                             200 East Jackson Street
                              Muncie, Indiana 47305
                                 (765) 747-1530

     If you would like to request documents, please do so by _________, 2000 to insure timely delivery before the Special Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we received your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Proxy Statement-Prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD LOOKING STATEMENTS

     This Proxy Statement-Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of First Merchants and Decatur Financial and of First Merchants following the consummation of the merger, including statements relating to the cost savings and revenue enhancements that are expected to be realized from the merger and the expected impact of the merger on First Merchants' financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the merger is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of First Merchants and Decatur Financial are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and inflation; and (ix) changes occur in the securities markets. The forward-looking earnings estimates included in this Proxy Statement-Prospectus have not been examined or compiled by the independent public accountants of First Merchants and Decatur Financial, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of First Merchants after the merger is included in the Commission filings incorporated by reference herein. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                                   APPENDIX A

                     AGREEMENT OF REORGANIZATION AND MERGER

                                     BETWEEN

                           FIRST MERCHANTS CORPORATION

                                       AND

                             DECATUR FINANCIAL, INC.


     THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement"), is entered this 20th day of January, 2000, by and between First Merchants Corporation ("First Merchants") and Decatur Financial, Inc. ("Decatur Financial").

                              W I T N E S S E T H:

     WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

     WHEREAS, Decatur Financial is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Decatur, Adams County, Indiana;

     WHEREAS, Decatur Bank & Trust Company (the "Bank") is a bank duly organized and existing under the laws of the State of Indiana and a wholly-owned subsidiary of Decatur Financial with its principal banking office in Decatur, Adams County, Indiana;

     WHEREAS, it is the desire of First Merchants and Decatur Financial to effect a transaction whereby the Bank will become a wholly-owned subsidiary of First Merchants through a statutory merger of Decatur Financial with and into First Merchants; and

     WHEREAS, a majority of the entire Board of Directors of First Merchants and a majority of the entire Board of Directors of Decatur Financial have approved this Agreement, designated it as a plan of reorganization within the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Decatur Financial hereby make this Agreement and prescribe the terms and conditions of the merger of Decatur Financial with and into First Merchants and the mode of carrying the transaction into effect as follows:

                                    SECTION 1

                                   The Merger

     1.01. Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Decatur Financial shall be merged into and under the Articles of Incorporation of First Merchants, which shall be the "Continuing Company" and which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code Chapter 23-1-40 (the "Merger").

     1.02. Right to Revise Merger. First Merchants may, at any time, change the method of effecting the Merger if and to the extent First Merchants deems such change to be desirable, including, without limitation, to provide for the merger of Decatur Financial and a wholly-owned subsidiary of First Merchants; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Decatur Financial specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof, (ii) adversely affect the tax treatment to the shareholders of Decatur Financial, or (iii) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

                                    SECTION 2

                              Effect Of The Merger

     Upon the Merger becoming effective:

     2.01. General Description. The separate existence of Decatur Financial shall cease and the Continuing Company shall possess all of the assets of Decatur Financial including all of the issued and outstanding shares of capital stock of the Bank and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Decatur Financial.

     2.02. Name, Offices, and Management. The name of the Continuing Company shall continue to be "First Merchants Corporation." Its principal banking office shall be located at

200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

     2.03. Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

     2.04. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided by law.

     2.05. Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Decatur Financial shall vest in the Continuing Company without reversion or impairment. All liabilities of Decatur Financial shall be assumed by the Continuing Company.

     2.06. Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Decatur Financial or the Bank, or (b) otherwise carry out the purposes of this Agreement, Decatur Financial and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Decatur Financial or the Bank or otherwise to take any and all such action.

                                    SECTION 3

                               Consideration To Be
                Distributed To Shareholders Of Decatur Financial

     3.01. Consideration. Upon and by reason of the Merger becoming effective, the shareholders of Decatur Financial of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code ss. 23-1-44, as amended, shall be entitled to receive in exchange for each share of Decatur Financial's common stock held and at their election (subject to the limitations and prorations set forth in this Section 3) either (i) 9.13 (the "Conversion Ratio") shares of First Merchants' common stock ("Option 1") or (ii) cash in the amount of $237.39 ("Option 2"). A Decatur Financial shareholder shall be entitled to elect

Option 1 for all shares held of record, Option 2 for all shares held of record or Option 1 for a portion of the shares held of record and Option 2 for a portion of the shares held of record. The Conversion Ratio shall be subject to adjustment as set forth in Sections 3.03 and 3.04.

     3.02. No Fractional First Merchants' Common Shares. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Decatur Financial shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Decatur Financial's common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the First Merchants Average Price (as defined below). No such shareholder of Decatur Financial shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.03. Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Conversion Ratio shall be adjusted so that each Decatur Financial shareholder electing Option 1 shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

     3.04. Conversion Ratio Adjustment.

          (a) As used in this Section 3.04, the term "First Merchants Average Price" shall mean the average of the mid point between the bid and ask prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten (10) NASDAQ trading days preceding the fifth (5th) calendar day prior to the Closing (the "Determination Date"). The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.03 hereof.

          (b) Decatur Financial may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be less than $22.00; subject, however, to the following two provisions. If Decatur Financial elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to First Merchants within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, First Merchants shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $22.00 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants makes an election contemplated by the preceding sentence, it shall give prompt written notice to Decatur Financial of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this
     Section 3.04(b).

          (c) First Merchants may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be greater than $30.00; subject, however, to the following two provisions. If First Merchants elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to Decatur Financial within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, Decatur Financial shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $30.00 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Decatur Financial makes an election contemplated by the preceding sentence, it shall give prompt written notice to First Merchants of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(c).

     3.05 Election. An election form and letter of transmittal (the "Election Form") shall be mailed to each record holder of Decatur Financial's common stock as of the record date fixed for the special shareholders' meeting at which the Merger will be submitted to a vote of Decatur Financial's shareholders (the "Special Record Date"). In addition, reasonable efforts will be made to make the Election Form available to all persons who become shareholders of Decatur Financial between the Special Record Date and the Election Deadline (as defined below). Decatur Financial and First Merchants shall also establish a deadline for receipt of such Election Forms (the "Election Deadline"), which deadline shall be the close of business on the date of the special meeting at which the Merger will be submitted to a vote of Decatur Financial's shareholders. The Election Forms shall be mailed to each record holder of Decatur Financial's common stock as of the Special Record Date along with the proxy materials for the special shareholders' meeting at which the Merger will be submitted to a vote of Decatur Financial's shareholders. The Election Form will permit each holder of record of Decatur Financial's common stock as of the Special Record Date to elect, subject to Section 3.07, to have all of such holder's shares converted in the Merger into either Option 1, Option 2 or a combination of Option 1 and Option 2. The Election Form shall permit a Decatur Financial's shareholder to elect Option 1 if there is an oversubscription in Option 2 as described in Section 3.07. Such elections shall be the first shares reallocated, regardless of the number of shares, in the event of oversubscription. The Election Form shall also permit direct deposit of cash in each holder's account in either the Bank or First Merchants Bank, National Association. An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them to the Election Agent (as defined below) or to such other person or persons selected by Decatur Financial and approved by First Merchants to receive elections, to receive outstanding Decatur Financial's shares, to deliver cash or cash and shares of First Merchants' common stock and to carry out the other procedures set forth herein.

     3.06. Election Agent. First Merchants and Decatur Financial hereby appoint the Trust Department of First Merchants Bank, National Association to act as agent (the "Election Agent") of Decatur Financial's shareholders for the purposes of mailing and receiving the Election Forms, tabulating the results and notifying First Merchants and Decatur Financial of the results.

     3.07. Oversubscriptions.

          (a) In the event (i) the number of shares of Decatur Financial common stock covered by Option 2 elections would otherwise entitle Decatur Financial's shareholders to receive more than $14,000,000 in cash (including cash payments for fractional shares and payments to dissenting shareholders) or (ii) the condition set forth in Section 9.03 of this Agreement cannot be satisfied due to the amount of cash which would otherwise be received by Decatur Financial's shareholders, the Option 2 elections of the holders of Decatur Financial's common stock shall be eliminated (each in its entirety) and converted to Option 1 elections (each in its entirety) by first eliminating and converting the election which covers the smallest number of shares of Decatur Financial's common stock, and then eliminating and converting the election which covers the next smallest number of shares and continuing this process until the total remaining number of outstanding Decatur Financial's shares covered by Option 2 elections is such that the Merger will (i) result in cash payments of no more than $14,000,000 (including cash payments for fractional shares and payments to dissenting shareholders), and (ii) satisfy the "continuity of interest" requirement applicable to tax-free reorganizations under the Code.

          (b) Notwithstanding anything to the contrary in this Section 3, if (i) a shareholder of Decatur Financial certifies in writing at the time of filing an Option 2 election (the "Certifying Cash Elector"), that his outstanding Decatur Financial's shares are deemed to be constructively owned by another shareholder of Decatur Financial (the "Constructive Owner") under the provisions of Section 318(a) of the Code, (ii) the Certifying Cash Elector supplies such information in support of his certification to Decatur Financial's legal counsel as such counsel may request and such legal counsel does not disagree with the certification, and (iii) the Constructive Owner has filed a valid Option 2 election, then the elections of the Certifying Cash Elector or Electors and the Constructive Owner or Owners shall be treated as a single election, and their shares shall be aggregated for purposes of determining priority for conversion into cash.

          (c) Shares of Decatur Financial's common stock with respect to which no Election Form is timely received or ever received or which are the subject of otherwise invalid elections (the "Non-Electing Shares") will be treated as if the holders thereof elected Option 1 for all shares held of record. This Section 3.07(c) shall be given effect prior to the reallocation provided for in Section 3.07(a).

          (d) Decatur Financial and First Merchants shall mutually determine the validity of elections submitted by Decatur Financial's shareholders.

          (e) A holder of Decatur Financial's shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Decatur Financial and First Merchants the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

          (f) First Merchants and Decatur Financial may, upon mutual agreement, apply the adjustments set forth in this Section 3.07 only to such extent and to such number of Decatur Financial's shareholders as is necessary to accomplish the objectives of this Section 3.07 to assure that the Merger will qualify as a tax-free reorganization.

     3.08. Distribution of First Merchants' Common Stock and Cash.

          (a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

          (b) Following the Effective Date, distribution of stock certificates representing First Merchants' common stock and cash payments for Decatur Financial's common stock and for fractional shares shall be made by First Merchants to each former shareholder of Decatur Financial within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Decatur Financial to the conversion agent, First Merchants Bank, National Association (the "Conversion Agent"). Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Decatur Financial shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to Section 7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

          (c) Following the Effective Date, stock certificates representing Decatur Financial's common stock shall be deemed to evidence only the right to receive cash and/or ownership of First Merchants' common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Decatur Financial's common stock to the Conversion Agent in exchange for certificates representing First Merchants' common stock and/or cash. Upon surrender, there shall be paid to the recordholder of the new certificate(s) evidencing shares of First Merchants' common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

          (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Decatur Financial of any shares of the common stock of Decatur Financial. If, after the Effective Date, certificates are presented for transfer to Decatur Financial, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

          (e) First Merchants shall be entitled to rely upon the stock transfer books of Decatur Financial to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

          (f) With respect to any certificate for shares of Decatur Financial's common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Decatur Financial's shareholder with all procedures historically required by Decatur Financial in connection with lost, stolen, or destroyed certificates.


                                    SECTION 4

                             Dissenting Shareholders

     Shareholders of Decatur Financial shall have the rights accorded to dissenting shareholders under Indiana Code ss. 23-1-44, as amended.


                                    SECTION 5

                               Representations and
                         Warranties of Decatur Financial

     Decatur Financial represents and warrants to First Merchants with respect to itself and the Bank as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Decatur Financial and delivered to and initialed by an authorized executive officer of First Merchants contemporaneous with the execution of this Agreement.)

     5.01. Organization and Authority. Decatur Financial is a corporation duly organized and validly existing under the laws of the State of Indiana, and the Bank is a bank duly organized and validly existing under the laws of the State of Indiana. Decatur Financial and the Bank have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Decatur Financial's only subsidiary is the Bank, and the Bank has no subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

     5.02. Authorization.

          (a) Decatur Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Decatur Financial, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Decatur Financial's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Decatur Financial or the Bank is subject or bound, the result of which would materially affect the business or financial condition of Decatur Financial or the Bank; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Decatur Financial or the Bank; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Decatur Financial or the Bank is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Decatur Financial or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Decatur Financial of the transactions contemplated by this Agreement.

     5.03. Capitalization.

          (a) As of December 31, 1999, Decatur Financial had 750,000 shares of common stock authorized, no par value per share, 142,995 shares of which were issued and outstanding. Such issued and outstanding shares of Decatur Financial's common stock have been duly and validly authorized by all necessary corporate action of Decatur Financial, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Except as set forth in the Disclosure Letter, Decatur Financial has no intention or obligation to authorize or issue additional shares of its common stock. Decatur Financial has not authorized the issuance of any other class of stock. On a consolidated basis as of November 30, 1999, Decatur Financial had total capital of $14,466,299, which consisted of common stock of $1,424,390, capital surplus of $1,446,854, retained earnings of $11,703,325, and unrealized loss on securities of $108,270.

          (b) As of December 31, 1999, the Bank had 5,827 shares of common stock authorized, no par value per share, all of which shares are issued and outstanding to Decatur Financial. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All the issued and outstanding shares of Bank common stock are owned by Decatur Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. As of November 30, 1999, the Bank had total capital of $14,409,674, which consisted of common stock of $582,700, capital surplus of $4,394,296, retained earnings of $9,540,948, and unrealized loss on securities of $108,270.

          (c) Except as set forth in the Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Decatur Financial nor the Bank by which Decatur Financial or the Bank is or may become bound. Neither Decatur Financial nor the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

          (d) Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Decatur Financial's outstanding shares of common stock.

     5.04. Organizational Documents. The respective Articles of Incorporation or Association and By-Laws of Decatur Financial and the Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Decatur Financial and the Bank in effect as of the date of this Agreement.

     5.05. Compliance with Law. Neither Decatur Financial nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Decatur Financial could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Decatur Financial or the Bank. Decatur Financial and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Decatur Financial or the Bank, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. The Bank has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.

     5.06. Accuracy of Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Decatur Financial or the Bank to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Decatur Financial or the Bank with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.07. Litigation and Pending Proceedings. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Decatur Financial or the Bank threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Decatur Financial or the Bank have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Decatur Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Decatur Financial or the Bank as a result of an examination by any regulatory agency or body.

     5.08. Financial Statements.

          (a) Decatur Financial's consolidated balance sheets as of the end of the two fiscal years ended December 31, 1997 and 1998 and the eleven months ended November 30, 1999 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly the consolidated financial condition or position of Decatur Financial as of the respective dates thereof and the consolidated results of operations of Decatur Financial for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

          (b) All loans reflected in the Financial Information and which have been made, extended or acquired since November 30, 1999, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

     5.09. Absence of Certain Changes. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since November 30, 1999, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Decatur Financial, can reasonably be expected to occur, which materially adversely affect Decatur Financial's or the Bank's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Decatur Financial's or the Bank's business to be conducted in a materially less profitable manner than prior to November 30, 1999.

     5.10. Absence of Undisclosed Liabilities. Neither Decatur Financial nor the Bank is a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of the Bank's business consistent with past practices, nor to the knowledge of Decatur Financial does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

     5.11. Title to Assets.

          (a) Except as set forth in the Disclosure Letter, Decatur Financial and the Bank have good and marketable title in fee simple absolute to all personal property reflected in the November 30, 1999 Financial Information, good and marketable title to all other properties and assets which Decatur Financial or the Bank purport to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Decatur Financial's or the Bank's business, and good and marketable title to all property and assets acquired since November 30, 1999, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

          (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Decatur Financial or the Bank, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Decatur Financial or the Bank of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over such use except for such noncompliance that would not have a material adverse effect on the business of Decatur Financial or the Bank.

     5.12. Loans and Investments.

          (a) Except as set forth in the Disclosure Letter, there is no loan of the Bank in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of the Bank in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank's loan watch list and all loans in excess of $10,000 that the Bank's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

          (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Decatur Financial and the Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

          (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Decatur Financial or the Bank since November 30, 1999 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Decatur Financial or the Bank to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither Decatur Financial nor the Bank are a party to any repurchase agreements with respect to securities.

     5.13. Employee Benefit Plans.

          (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Decatur Financial or the Bank and covers any employee, director or former employee or director of Decatur Financial or the Bank under which Decatur Financial or the Bank has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2)(A) of ERISA are identified in the list referred to above.

          (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Decatur Financial, the Bank, or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan has been timely given.

          (c) No "prohibited transaction," as defined in Section 406 of ERISA or
     Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan. Neither Decatur Financial nor the Bank has any liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

          (d) To the best knowledge of Decatur Financial and the Bank, no "fiduciary," as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

          (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts, including operational compliance with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998 (even though actual plan amendments do not have to be made until the last day of the 2000 plan year). Except as set forth in the Disclosure Letter, Decatur Financial and/or the Bank, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

          (f) No Employee Plan owns any security of Decatur Financial or the Bank.

          (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

          (h) No Employee Plan has been terminated or incurred a partial termination(either voluntarily or involuntarily).

          (i) No claims against an Employee Plan, Decatur Financial or the Bank, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or threatened.

          (j) Except as set forth in the Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Decatur Financial or the Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code, except as set forth in the Disclosure Letter.

          (k) To the best knowledge of Decatur Financial and the Bank, no event has occurred that would cause the imposition of the tax described in Code
     Section 4980B.

     To the best knowledge of Decatur Financial and the Bank, all requirements of ERISA Section 601 have been met.

          (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Decatur Financial or the Bank and (iii) covers any employee, director or former employee or director of Decatur Financial or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

          (m) Except as set forth in the Disclosure Letter, neither Decatur Financial nor the Bank has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Decatur Financial or the Bank.

          (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Decatur Financial or the Bank relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

          (o) For purposes of this Section 5.13, references to Decatur Financial or the Bank are deemed to include (i) all predecessors of Decatur Financial or the Bank, (ii) any subsidiary of Decatur Financial or the Bank, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Decatur Financial or the Bank, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Decatur Financial or the Bank.

     5.14. Obligations to Employees. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Decatur Financial and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Decatur Financial or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Decatur Financial or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Decatur Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All obligations and liabilities of Decatur Financial and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Decatur Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Decatur Financial and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not materially adversely affect Decatur Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets.

     5.15. Taxes, Returns and Reports. Decatur Financial and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all material respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Decatur Financial's and the Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to November 30, 1999. Neither Decatur Financial nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from November 30, 1999 up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Decatur Financial or the Bank subsequent to such date and as set forth in the Disclosure Letter. Neither Decatur Financial nor the Bank is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Decatur Financial or the Bank have been audited by any taxing authority during the past five (5) years.

     5.16. Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

     5.17. Reports. Since January 1, 1995, each of Decatur Financial and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Indiana Department of Financial Institutions,
(iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of either Decatur Financial or the Bank. All such reports filed by Decatur Financial and the Bank complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. There is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Decatur Financial or the Bank.

     5.18. Absence of Defaults. Neither Decatur Financial nor the Bank is in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a material adverse effect on the business of Decatur Financial or the Bank.

     5.19. Tax and Regulatory Matters. Neither Decatur Financial nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or
(ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

     5.20. Real Property.

          (a) The legal description of each parcel of real property owned by Decatur Financial or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Decatur Financial or the Bank for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Decatur Financial or the Bank is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Decatur Financial shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

          (b) There is no pending action involving Decatur Financial or the Bank as to the title of or the right to use any of the Real Property.

          (c) Neither Decatur Financial nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

          (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

          (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Decatur Financial, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

          (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property, Decatur Financial and the Bank have, and at the Closing Date will have, good and marketable title to their respective Owned Real Property.

          (g) Neither Decatur Financial nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

          (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property. Neither Decatur Financial nor the Bank own or operate any underground storage tank at any Leased Real Property.

          (i) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Neither Decatur Financial nor the Bank is required to provide a "disclosure document" to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. ss. 13-25-3-1 et seq.).

          (j) There are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

     5.21. Broker's or Finder's Fees. Except for Renninger & Associates, LLC, no agent, broker or other person acting on behalf of Decatur Financial or the Bank or under any authority of Decatur Financial or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

     5.22. Bring Down of Representations and Warranties. All representations and warranties of Decatur Financial and the Bank contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     5.23. Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Decatur Financial and the Bank and all directors, officers and employees of Decatur Financial and the Bank shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.


                                    SECTION 6

                               Representations and
                          Warranties of First Merchants

         First Merchants hereby represents and warrants to Decatur Financial as follows:

     6.01. Organization and Qualification. First Merchants is a corporation organized and existing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.

     6.02. Authorization.

          (a) First Merchants has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's Articles of Incorporation or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants is subject or bound, the result of which would materially affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants; (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants is a party or by which First Merchants is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

     6.03. Capitalization.

          (a) As of December 31, 1999, First Merchants had 50,000,000 shares of common stock authorized, no par value, of which 10,936,617 shares were issued and outstanding. Such issued and outstanding shares of First Merchants' common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

          (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

          (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

     6.04. Organizational Documents. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Decatur Financial. The documents delivered by it represent complete and accurate copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

     6.05. Accuracy of Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants to Decatur Financial in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     6.06. Compliance With Law. First Merchants has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. First Merchants has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

     6.07. Financial Statements. First Merchants consolidated balance sheets as of the end of the two fiscal years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 1999, 1998, 1997 and 1996, and all of such reports are true, accurate and complete in all material respects and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

     6.08. Absence of Certain Changes. Except for events and conditions relating to the business environment in general, since September 30, 1999, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to September 30, 1999.

     6.09. First Merchants Securities and Exchange Commission Filings. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, copies of which have previously been delivered to Decatur Financial. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     6.10. Bring Down of Representations and Warranties. All representations and warranties of First Merchants contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     6.11. Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors, officers and employees of First Merchants shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.


                                    SECTION 7

                         Covenants of Decatur Financial

     Decatur Financial covenants and agrees with First Merchants, and covenants and agrees to cause the Bank to act, as follows:

     7.01. Shareholder Approval. Decatur Financial shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Decatur Financial at the earliest possible reasonable date, and the Board of Directors of Decatur Financial shall recommend to the shareholders of Decatur Financial that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation. The Board of Directors of Decatur Financial shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

     7.02. Other Approvals. Decatur Financial and the Bank shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.03. Conduct of Business.

          (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Decatur Financial nor the Bank shall, without the prior written consent of First Merchants, (i) make any material changes in their capital structure; (ii) authorize a class of stock or, except upon the exercise of stock options disclosed pursuant to Section 5.03(c), issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in Section 5.03 hereof; (iii) declare, distribute or pay any dividends on their shares of common stock, or authorize a stock split, or make any other distribution to their shareholders, except for (a) the payment by Decatur Financial prior to the Effective Date of cash dividends on its common stock in March, 2000, June, 2000 and September, 2000, which dividends shall not exceed $1.03 per share, respectively, provided that Decatur Financial shall not pay any such dividend during the fiscal quarter in which the Merger shall become effective and in which Decatur Financial shareholders will become entitled to receive dividends on the shares of First Merchants into which the shares of Decatur Financial have been converted or in any subsequent fiscal quarter, and (b) the payment by the Bank to Decatur Financial of dividends to pay Decatur Financial's expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by the Bank in the ordinary course of business); (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance; (vii) except for the actions specifically described in the Disclosure Letter which First Merchants acknowledges it has approved, promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Decatur Financial or the Bank; (viii) except for the actions specifically described in the Disclosure Letter which First Merchants acknowledges it has approved, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Decatur Financial or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) except for the actions specifically described in the Disclosure Letter which First Merchants acknowledges it has approved, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Decatur Financial or Bank directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of the Bank; (xii) fail to make additions to the Bank's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

          (b) Decatur Financial and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

          (c) Decatur Financial and the Bank shall continue to give to First Merchants and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all their premises, properties, statements, books and records.

     7.04. Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Decatur Financial and the Bank each shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use their best efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

     7.05. Other Negotiations. Except with the prior written approval of First Merchants, on and after the date of this Agreement and until the Effective Date, Decatur Financial and the Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Decatur Financial or the Bank or similar transaction involving Decatur Financial or the Bank (all such transactions hereinafter referred to as an "Acquisition Transaction"). Decatur Financial and the Bank shall promptly communicate to First Merchants the terms of any proposal, written or oral, which either may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto. The above provisions of this Section 7.05 notwithstanding, nothing contained in this Agreement shall prohibit (i) Decatur Financial from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of Decatur Financial, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Decatur Financial to fulfill their fiduciary duties and obligations to Decatur Financial's shareholders and other constituencies under Indiana law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Decatur Financial provides immediate written notice to First Merchants to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) notwithstanding the provisions of Section 7.01, the Board of Directors of Decatur Financial from failing to make, withdrawing or modifying its recommendation to shareholders regarding the Merger following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Decatur Financial, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Decatur Financial to fulfill their fiduciary duties and obligations to Decatur Financial's shareholders and other constituencies under Indiana law.

     7.06. Restrictions Regarding Affiliates. Decatur Financial shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Decatur Financial within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Decatur Financial for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with the provisions of such Rule 145.

     7.07. Press Release. Neither Decatur Financial nor the Bank shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

     7.08. Disclosure Letter. Decatur Financial shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     7.09 Confidentiality. Decatur Financial and the Bank shall use their best efforts to cause their respective officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (i) was already known to Decatur Financial and the Bank, (ii) becomes available to Decatur Financial and the Bank from other sources, (iii) is independently developed by Decatur Financial and the Bank, (iv) is disclosed outside of Decatur Financial and the Bank with and in accordance with the terms of prior written approval of First Merchants, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Decatur Financial and the Bank further agree that in the event this Agreement is terminated, they will return to First Merchants all information obtained by Decatur Financial and the Bank regarding First Merchants, including all copies made of such information by Decatur Financial and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     7.10 Cooperation. Decatur Financial shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Decatur Financial shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Decatur Financial shall furnish First Merchants with all information concerning itself and the Bank that First Merchants may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Decatur Financial agrees to disclose to First Merchants any fact or matter that comes to the attention of Decatur Financial that might indicate that any of the representations or warranties of Decatur Financial may be untrue, incorrect, or misleading in any material respect.

     7.11. Environmental Reports. Decatur Financial, at its sole cost and expense, shall provide to First Merchants, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Decatur Financial or the Bank as of the date hereof (but excluding space in retail and similar establishments leased by Decatur Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Decatur Financial or the Bank after the date hereof (but excluding space in retail and similar establishments leased by Decatur Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation in First Merchants' reasonable opinion, Decatur Financial shall provide to First Merchants, within thirty (30) days of such request, a report of a phase two investigation on properties requiring such additional study. First Merchants shall have fifteen (15) business days from the receipt of any such phase one or phase two investigation report to notify Decatur Financial of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by such report or reports as prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000 as reasonably estimated by an environmental expert retained for such purpose by First Merchants and reasonably acceptable to Decatur Financial, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then First Merchants shall have the right for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated to terminate this Agreement by providing written notice of such termination to Decatur Financial.

     7.12. Letter to Decatur Financial's Shareholders. Within two (2) business days after execution of this Agreement by Decatur Financial and First Merchants, Decatur Financial shall deposit in the United States mail a letter to each of the shareholders of record of Decatur Financial as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Decatur Financial shall be in a form mutually agreed to by First Merchants and Decatur Financial.

     7.13. Exercise of Options. Decatur Financial shall cause the stock options disclosed pursuant to Section 5.03(c) hereof to be exercised and the related shares of Decatur Financial's common stock to be issued on or before the Effective Date. Decatur Financial commits that no cash shall be paid to option holders in connection with the exercise of such options and that immediately prior to the Effective Date of the Merger, Decatur Financial will have 147,439 shares of common stock outstanding.


                                    SECTION 8

                          Covenants of First Merchants

     First Merchants covenants and agrees with Decatur Financial as follows:

     8.01. Approvals. First Merchants shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants shall provide Decatur Financial with copies of proposed regulatory filings in connection with the Merger and afford Decatur Financial the opportunity to offer comment on the filings before filing. The approval of the shareholders of First Merchants of the transactions contemplated by this Agreement is not required.

     8.02. Employee Benefit Plans.

          (a) Coverage Under First Merchants' Plans. No later than January 1, 2001, First Merchants will cover the Bank's employees under any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of the Bank's current tax-qualified retirement plan. Until that time, the Bank's current tax-qualified retirement plan will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, the Bank employees will otherwise receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to those employees by Decatur Financial or the Bank on the Effective Date. For purposes of determining a Decatur Financial or Bank employee's eligibility and vesting service under a First Merchant's employee benefit plan that the employee is permitted to enter, service with Decatur Financial or the Bank will be treated as service with First Merchants; provided, however, that service with Decatur Financial or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual.

          (b) Coverage Under First Merchants' Health Plan. Those employees of the Bank who become covered by the health plan sponsored by First Merchants under the provisions of subsection (a) and who have a condition which constitutes a pre-existing condition subject to exclusion or limitation under the health plan sponsored by First Merchants shall receive credit for their period of coverage under a Bank health plan towards the satisfaction under the First Merchants health plan of any limitation period imposed with respect to such pre-existing condition exclusion or limitation.

          (c) COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Decatur Financial or the Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

     8.03. Press Release. Except as required by law, First Merchants shall not issue any press release to any national wire service relating solely to the Merger without the prior approval of Decatur Financial.

     8.04. Confidentiality. First Merchants shall, and shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from Decatur Financial or the Bank, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of Decatur Financial or the Bank, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Decatur Financial all information obtained by First Merchants regarding Decatur Financial or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     8.05. Covenants Regarding the Bank. Upon consummation of the Merger, the Bank shall be a state bank organized under the laws of the State of Indiana and the officers and directors of the Bank in office immediately prior to the consummation of the Merger shall be the officers and directors of the Bank at the Effective Date subject to the provisions of the Bank's Articles of Association and By-Laws. Thereafter, the Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the one (1) year terms to which they have been elected. The Bank directors will be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until eighteen (18) months after the Effective Date. First Merchants intends to continue to operate the Bank as an operating subsidiary of First Merchants under the name "Decatur Bank & Trust Company" with no changes in the number or locations of branches.

     8.06. First Merchants Board of Directors. First Merchants shall cause all necessary action to be taken to cause an individual selected by the Board of Directors of Decatur Financial on or before the Effective Date to either (i) be nominated for election as a member of the First Merchants' Board of Directors for a three (3) year term at the first annual meeting of the shareholders of First Merchants following the Effective Date; or (ii) to be appointed as a member of the First Merchants' Board of Directors at the next meeting of the First Merchants' Board of Directors following the Effective Date to serve until the first annual meeting of the shareholders of First Merchants following the Effective Date and then to be nominated for election as a member of the First Merchants' Board of Directors for a three (3) year term at the first annual meeting of the shareholders of First Merchants following the Effective Date, whichever can be effected first depending on the timing of the occurrence of the Effective Date.


                                    SECTION 9

                       Conditions Precedent To The Merger

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

     9.01. Shareholder Approval. The shareholders of Decatur Financial shall have approved, ratified and confirmed this Agreement as required by applicable law.

     9.02. Registration Statement Effective. First Merchants shall have registered its shares of common stock to be issued to shareholders of Decatur Financial in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened.

     9.03. Tax Opinion. The parties shall have obtained an opinion of counsel, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party.

Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

     9.04. Affiliate Agreements. First Merchants and the Bank shall have obtained (a) from Decatur Financial, a list identifying each affiliate of Decatur Financial and (b) from each affiliate of Decatur Financial, the agreements contemplated by Section 7.06 hereof.

     9.05. Regulatory Approvals. The Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.06. Officer's Certificate. First Merchants and Decatur Financial shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective corporations are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective corporations have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

     9.07. Fairness Opinion. Decatur Financial shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Decatur Financial from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Decatur Financial, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

     9.08. No Judicial Prohibition. Neither Decatur Financial, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.09. Other Consents and Approvals. All consents and other approvals required for the transfer of any contracts, agreements, leases, loans, etc. as a result of the Merger shall have been obtained.

                                   SECTION 10

                              Termination of Merger

     10.01. Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Decatur Financial or by Decatur Financial to First Merchants only for the following reasons:

          (a) By Decatur Financial or First Merchants, if there has been a material misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided that the party in default shall have no right to terminate for its own default;

          (b) By Decatur Financial or First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

          (c) By Decatur Financial or First Merchants, if the financial condition, business, assets, or results of operations of the other party shall have been materially and adversely changed from that in existence at September 30, 1999 (as to First Merchants) and November 30, 1999 (as to Decatur Financial);

          (d) By Decatur Financial or First Merchants, if the transaction contemplated herein has not been consummated by October 2, 2000 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (e) By First Merchants if any of the items, events or information set forth in any update to the Disclosure Letter has had or may have a material adverse effect on the financial condition, results of operations, business, or prospects of Decatur Financial or the Bank;

          (f) By First Merchants or Decatur Financial if, in the opinion of counsel to First Merchants or Decatur Financial, the Merger will not constitute a tax-free reorganization under the Code;

          (g) By First Merchants or Decatur Financial pursuant to their respective termination rights set forth in Section 3.04 hereof;

          (h) By First Merchants pursuant to its termination rights set forth in
     Section 7.11 hereof;

          (i) By Decatur Financial if the appropriate discharge of the fiduciary duties of the Board of Directors of Decatur Financial consistent with
     Section 7.05 requires that Decatur Financial terminate this Agreement;

          (j) By First Merchants if it receives written notice under Section
     7.05 that Decatur Financial intends to furnish information to or enter into discussions or negotiations with a third party in connection with a proposed Acquisition Transaction, if Decatur Financial fails to give any such written notice as required in Section 7.05 or if Decatur Financial's Board of Directors fails to make, withdraws or modifies its recommendation to Decatur Financial's shareholders to vote in favor of the Merger following receipt of a proposal for an Acquisition Transaction; or

          (k) By either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement.

     10.02. Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.01 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.01(a) hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by First Merchants in accordance with
Section 10.01(j) or by Decatur Financial in accordance with Section 10.01(i), Decatur Financial shall pay First Merchants the sum of $1,000,000 as liquidated damages. Such liquidated damages shall be in lieu of costs, expenses and damages otherwise recoverable under the first sentence of this Section 10.02. Such payment shall be made within ten (10) days of the date of notice of termination. Decatur Financial acknowledges the reasonableness of such amount in light of the considerable time and expense invested and to be invested by First Merchants and its representatives in furtherance of the Merger. Such amount was agreed upon by First Merchants and Decatur Financial as compensation to First Merchants for its time and expense and not as a penalty to Decatur Financial, it being impossible to ascertain the exact value of the time and expense to be invested. First Merchants shall also be entitled to recover from Decatur Financial its reasonable attorneys' fees incurred in the enforcement of this Section.

                                   SECTION 11

                            Effective Date Of Merger

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Decatur Financial with and into First Merchants as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires.


                                   SECTION 12

                                     Closing

     12.01. Closing Date and Place. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants and Decatur Financial.

     12.02. Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

     12.03. Opinions of Counsel. At the Closing, Decatur Financial shall deliver an opinion of its counsel, Krieg DeVault Alexander & Capehart, to First Merchants, and First Merchants shall deliver an opinion of its counsel, Bingham Summers Welsh & Spilman, LLP, to Decatur Financial, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.


                                   SECTION 13

                                  Miscellaneous

     13.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever, except as expressly applied to the officers and directors of First Merchants and Decatur Financial. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

     13.02. Waiver; Amendment.

          (a) First Merchants and Decatur Financial may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

          (b) Notwithstanding the prior approval by the shareholders of Decatur Financial, this Agreement may be amended, modified or supplemented by the written agreement of Decatur Financial and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result in a decrease in the consideration specified in
     Section 3 hereof, except in accordance with the terms of Section 3 hereof, or shall materially adversely affect the rights of the shareholders of Decatur Financial without the further approval of such shareholders.

     13.03. Notices. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to First Merchants:             With a copy to:

     200 E. Jackson Street, Box 792     Bingham Summers Welsh & Spilman, LLP
     Muncie, IN  47305                  2700 Market Tower
     Attn:  Larry L. Helms,             10 West Market Street
       General Counsel                  Indianapolis, Indiana  46204-2982
                                        Attn:  David R. Prechtel, Esq.

     If to Decatur Financial:           With a copy to:

     520 North 13th Street              Krieg DeVault Alexander & Capehart, LLP
     P. O. Box 988                      One Indiana Square, Suite 2800
     Decatur, IN 46733                  Indianapolis, Indiana  46204
     Attn: Dennis A. Bieberich,         Attn:  John W. Tanselle, Esq.
     President
or to such substituted address as any of them have given to the other in writing. Notwithstanding the foregoing, all notices required to be given pursuant to Sections 3.04(b) and 3.04(c) hereof shall be given in the time periods specified in such sections by either hand delivery or facsimile transmission to the specified parties.

     13.04. Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

     13.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     13.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

     13.07. Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

     13.08. Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Decatur Financial relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

     13.09. Expenses. First Merchants and Decatur Financial shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Decatur Financial whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     13.10. Survival of Contents. The provisions of Sections 7.09, 8.04, 10.02,
13.09 and this Section 13.10 shall survive beyond the termination of this Agreement. The provisions of Sections 7.09, 8.02, 8.04, 8.05, 8.06, 13.09 and this Section 13.10 shall survive beyond the Effective Date.

     IN WITNESS WHEREOF, First Merchants and Decatur Financial have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

                                             FIRST MERCHANTS CORPORATION
ATTEST:

/s/ Larry R. Helms                           By: /s/ Michael L. Cox
--------------------------                   -----------------------------------
Larry R. Helms, Secretary                    Michael L. Cox, President and Chief
                                             Executive Officer



                                             DECATUR FINANCIAL, INC.
ATTEST:

/s/ L. Dale Gagle                            By: /s/ Dennis A. Bieberich
--------------------------                   -----------------------------------
L. Dale Gagle, Secretary                     Dennis A. Bieberich, President

                                   APPENDIX B

                                   CHAPTER 44

                               DISSENTERS' RIGHTS

     23-1-44-1. "CORPORATION" DEFINED. - As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer. [P.L. 149-1986, Section 28.]

     23-1-44-2. "DISSENTER" DEFINED. - As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter. [P.L.149-1986, Section 28.]

     23-1-44-3. "FAIR VALUE" DEFINED. - As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. [P.L. 149-1986, Section 28.]

     23-1-44-4. "INTEREST" DEFINED. - As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. [P.L. 149-1986, Section 28.]

     23-1-44-5. "RECORD SHAREHOLDER" DEFINED. - As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4. [P.L. 149-1986, Section 28.]

     23-1-44-6. "BENEFICIAL SHAREHOLDER" DEFINED. - As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder. [P.L. 149-1986, Section 28.]

     23-1-44-7. "SHAREHOLDER" DEFINED. - As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder. [P.L. 149-1986,
Section 28.]

     23-1-44-8. SHAREHOLDER DISSENT. - (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

               (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B) The shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4) The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets - National Market Issues or a similar market.

     (c) A shareholder:

          (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

          may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 19.]

     23-1-44-9. BENEFICIAL SHAREHOLDER DISSENT. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and

          (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote. [P.L. 149-1986,
          Section 28.]

     23-1-44-10. NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-121 of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section
20.]

     23-1-44-11. NOTICE OF INTENT TO DISSENT. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-12. NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS.
- (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-13. DEMAND FOR PAYMENT BY DISSENTER. - (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action. [P.L. 149-1986,
Section 28.]

     23-1-44-14. TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. [P.L. 149-1986, Section 28.]

     23-1-44-15. PAYMENT TO DISSENTER. - (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3) A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 21.]

     23-1-44-16. RETURN OF SHARES AND RELEASE OF RESTRICTIONS. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure. [P.L. 149-1986, Section 28.]

     23-1-44-17. OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST ANNOUNCEMENT. - (a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-18. DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS. - (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares. [P.L. 149-1986, Section 28.]

     23-1-44-19. EFFECT OF FAILURE TO PAY DEMAND - COMMENCEMENT OF JUDICIAL APPRAISAL PROCEEDING. - (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment.

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS. - (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [P.L. 149-1986, Section 28.]

                                   APPENDIX C

                           Renninger & Associates, LLC

                           Fairness Opinion and Update

                                January 20, 2000

Board of Directors
Decatur Financial, Inc.
520 N. 13th Street
Decatur, Indiana  46733

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Decatur Financial, Inc., Decatur, Indiana (the "Company") of the proposed merger of the Company with First Merchants Corporation, Muncie, Indiana ("First Merchants"). As further defined in the Agreement of Reorganization and Merger between First Merchants and the Company (the "Agreement"), Company shareholders are entitled to receive in exchange for each share held of Decatur Financial's common stock, and at their election, either (I) 9.13 shares of First Merchants' common stock; or (II) $237.39 in cash; or (III) a combination of both, within certain limitations. The cash portion of the transaction is limited to $14 million, in order to preserve the opportunity for a tax-free exchange for shareholders electing to receive shares.

If all shareholders elect to receive shares, an aggregate of 1,346,118 First Merchants common shares will be issued in exchange for all 147,439 Company common shares currently outstanding and available under options. Based on recent trading activity as reported on the National Association of Securities Dealers Automated Quotation System, First Merchants' shares have traded at approximately $24.00. At that price, the proposed consideration to be received represents an aggregate value of $32,306,834 or $219.12 per Company common share.

The fixed cash price of $237.39 implies a $26.00 value of First Merchant's shares. If the maximum number of Decatur shares are exchanged for cash, an aggregate of 807,667 First Merchants common shares will be issued and the aggregate value of the transaction will be $33,384,320.

Renninger & Associates, LLC ("Renninger") is a recognized specialist in the area of bank and thrift mergers and acquisition, branch acquisition and divestiture, stock valuation, capital management, and other financial advisory services. Renninger does not have a financial interest in First Merchants.

Board of Directors
Decatur Financial, Inc.
January 20, 2000
Page 2

Renninger performed certain analyses described herein and presented the range of values for Decatur Financial resulting from such analyses to the Board of Directors of Decatur Financial in connection with its advice as to the fairness of the consideration to be paid by First Merchants.

For purposes of this opinion, RENNINGER performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary, Decatur Bank & Trust Company (the "Bank"), contained in: (i) audited Annual Reports and financial statements dated December 31, 1996, 1997 and 1998 of Decatur Financial; (ii) the March 31, 1999, June 30, 1999 and September 30, 1999 Consolidated Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation; (iii) June 30, 1999 Uniform Bank Performance Reports of the Bank; and (iv) historical common stock trading activity of Decatur Financial. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

For the purposes of this opinion, Renninger reviewed and analyzed the historic performance of First Merchants contained in: (i) December 31, 1996, 1997 and 1998 audited Annual Reports; and (ii) Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999; (iii) the Bank Holding Company Performance Report for June 30, 1999; (iv) the 1999 Third Party Loan Reports for each banking affiliate of First Merchants and various other asset quality related reports; and the Allowance for Loan and Lease Loss analysis reports for First Merchants and each affiliate bank as of September 30, 1999.

We have not compiled, reviewed or audited the financial statements of the Company or First Merchants nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or First Merchants.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                                     Very truly yours,


                                                     RENNINGER & ASSOCIATES, LLC

                                 _________, 2000


Board of Directors
Decatur Financial Corporation
520 N. 13th Street
Decatur, Indiana 46733

Dear Members of the Board:

To our knowledge, nothing of a material nature has occurred since the issuance of our Fairness Opinion (the "Opinion") to the common shareholders of Decatur Financial Inc., Decatur, Indiana (the "Company") dated January 20, 2000, that would cause us to alter or rescind the Opinion. The Opinion is related to the fairness from a financial point of view, to the common shareholders of the Company, regarding the proposed transaction outlined in the Agreement of Reorganization and Merger between First Merchants Corporation, Muncie, Indiana and the Company.

                                                     Very truly yours,



                                                     RENNINGER & ASSOCIATES, LLC

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer, employee or agent of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with or resulting from or arising out of any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer, employee or agent of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer, employee or agent will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

Item 21.  Exhibits and Financial Statement Schedules.

     (a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.         Description of Exhibit                              Form S-4 Page
-----------         ----------------------                              -------------
  1.     None

  2.     Agreement of Reorganization and Merger..............................(A)

  3.a.   First Merchants Corporation Articles of Incorporation and the
         Articles of Amendment thereto.......................................(B)

    b.   First Merchants Corporation Bylaws and amendments thereto...........(C)

  4.     None

  5.     Opinion of Bingham Summers Welsh & Spilman, LLP (legality)..........126

6-7.     None

  8.     Opinion of Bingham Summers Welsh & Spilman, LLP
         (tax matters).......................................................127

  9.     None

10.a.    First Merchants Corporation and First Merchants Bank,
         National Association Management Incentive Plan......................(D)
     b.  First Merchants Bank, National Association Unfunded Deferred
         Compensation Plan, as Amended.......................................(D)
     c.  First Merchants Corporation 1989 Stock Option Plan..................(E)
     d.  First Merchants Corporation 1994 Stock Option Plan..................(F)
     e.  First Merchants Corporation Change of Control Agreements............(B)
     f.  First Merchants Corporation Unfunded Deferred Corporation Plan......(G)
     g.  First Merchants Corporation Supplemented Executive Retirement
         Plan and amendments thereto.........................................(H)
     h.  First Merchants Corporation 1999 Long-term Equity Incentive Plan....(I)

11-20.   None

21.      Subsidiaries of Registrant..........................................130

22.      None

23.a.    Consent of Olive, LLP...............................................131
     b.  Consent of Bingham Summers Welsh & Spilman, LLP (legality)..........(l)
     c.  Consent of Bingham Summers Welsh & Spilman, LLP
         (tax matters).......................................................(l)
     d.  Consent of Renninger & Associates, LLC..............................132

24.      Power of Attorney included in "Signatures" section..................121

25-28.   None

99.      Form of Proxy.......................................................133

(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)      Fairness opinion furnished as part of prospectus.

(A)      Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1999.

(C) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1997.

(D) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(E)      Incorporated by reference to Registrant's Registration
         Statement on Form S-8 (SEC File No. 33-28901) effective on May 24, 1989.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(H) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(I)      Incorporated by reference to Registrant's Registration
         Statement on Form S-8 (SEC File No. 333-80117) effective on June 7, 1999.

(1)      Included in opinion.

Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Muncie, State of Indiana, as of the 24th day of March, 2000.

                                FIRST MERCHANTS CORPORATION

                                By:/s/ Michael L. Cox
                                   ---------------------------------------
                                   Michael L. Cox, Chief Executive Officer
                                   and President

     Each person whose signature appears below constitutes and appoints Michael
L. Cox and Larry R. Helms and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by First Merchants Corporation pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 24th day of March, 2000 by the following persons in the capacities indicated.


/s/ Michael L. Cox
--------------------------
Michael L. Cox                          Chief Executive Officer, President and
                                        Director (Principal Executive Officer)

/s/ James L. Thrash
--------------------------
James L. Thrash                         Senior Vice President and Chief
                                        Financial Officer (Principal Financial
                                        and Accounting Officer)
/s/ Stefan S. Anderson
--------------------------
Stefan S. Anderson                      Chairman of the Board and Director


/s/ James F. Ault
--------------------------
James F. Ault                           Director

/s/ Frank A. Bracken
--------------------------
Frank A. Bracken                        Director


/s/ Thomas B. Clark
--------------------------
Thomas B. Clark                         Director


/s/ David A. Galliher
--------------------------
David A. Galliher                       Director


/s/ Barry J. Hudson
--------------------------
Barry J. Hudson                         Director


/s/ Norman M. Johnson
--------------------------
Norman M. Johnson                       Director


/s/ Ted J. Montgomery
--------------------------
Ted J. Montgomery                       Director


/s/ George A. Sissel
--------------------------
George A. Sissel                        Director


/s/ Robert M. Smitson
--------------------------
Robert M. Smitson                       Director


/s/ Michael D. Wickersham
--------------------------
Michael D. Wickersham                   Director


/s/ John E. Worthen
--------------------------
John E. Worthen                         Director

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                       To

                                    FORM S-4


                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                           --------------------------


                           FIRST MERCHANTS CORPORATION

                                  EXHIBIT INDEX

(a) The following Exhibits are being filed as part of this Registration Statement except those that are incorporated by reference:

Exhibit No.         Description of Exhibit                              Form S-4 Page
-----------         ----------------------                              -------------
  1.     None

  2.     Agreement of Reorganization and Merger..............................(A)

  3.a.   First Merchants Corporation Articles of Incorporation and the
         Articles of Amendment thereto.......................................(B)

    b.   First Merchants Corporation Bylaws and amendments thereto...........(C)

  4.     None

  5.     Opinion of Bingham Summers Welsh & Spilman, LLP (legality)..........126

6-7.     None

  8.     Opinion of Bingham Summers Welsh & Spilman, LLP
         (tax matters).......................................................127

  9.     None

10.a.    First Merchants Corporation and First Merchants Bank,
         National Association Management Incentive Plan......................(D)
     b.  First Merchants Bank, National Association Unfunded Deferred
         Compensation Plan, as Amended.......................................(D)
     c.  First Merchants Corporation 1989 Stock Option Plan..................(E)
     d.  First Merchants Corporation 1994 Stock Option Plan..................(F)
     e.  First Merchants Corporation Change of Control Agreements............(B)
     f.  First Merchants Corporation Unfunded Deferred Corporation Plan......(G)
     g.  First Merchants Corporation Supplemented Executive Retirement
         Plan and amendments thereto.........................................(H)
     h.  First Merchants Corporation 1999 Long-term Equity Incentive Plan....(I)

11-20.   None

21.      Subsidiaries of Registrant..........................................130

22.      None

23.  a.  Consent of Olive, LLP...............................................131
     b.  Consent of Bingham Summers Welsh & Spilman, LLP (legality)..........(l)
     c.  Consent of Bingham Summers Welsh & Spilman, LLP
         (tax matters).......................................................(l)

     d.  Consent of Renninger & Associates, LLC  ............................132

24.      Power of Attorney included in "Signatures" section..................121

25-28.   None

99.      Form of Proxy.......................................................133

(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)      Fairness opinion furnished as part of prospectus.

(A)      Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1999.

(C) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1997.

(D) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(E)      Incorporated by reference to Registrant's Registration
         Statement on Form S-8 (SEC File No. 33-28901) effective on May 24, 1989.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(H) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(I)      Incorporated by reference to Registrant's Registration
         Statement on Form S-8 (SEC File No. 333-80117) effective on June 7, 1999.

(1)      Included in opinion.